UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Evolution Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

1155 Dairy Ashford Road, Suite 425

Houston, Texas 77079

Dear Evolution Stockholders:

You are cordially invited to attend the 2024 annual meeting of stockholders of Evolution Petroleum Corporation (the “Company,” “we,” “our,” or “us”). The 2024 annual meeting will be held at the Company’s offices at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079, commencing at 10:00 a.m. Central Time, on Thursday, December 5, 2024. If you plan to attend, please notify our Corporate Secretary, Ryan Stash, at info@evolutionpetroleum.com with “Annual Meeting” in the subject line.

The notice of the annual meeting of stockholders and the proxy statement on the following pages cover the formal business of the annual meeting, which includes three items to be voted on by our stockholders.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors or the advisory vote to approve executive compensation, your shares will not be voted on these matters.

At the annual meeting, management will also report on the Company’s current operations and will be available to respond to questions from stockholders. Recording devices will not be permitted in the annual meeting.

We are providing access to our proxy materials over the internet. We are mailing to our stockholders in street name a notice of internet availability of proxy materials (the “notice and access”) instead of a paper copy of our proxy statement, a proxy card and our 2024 annual report. The notice and access contain instructions on how to access those documents over the internet, as well as instructions on how to request a paper copy of our proxy materials. We believe the notice and access process will provide you with the information you need in a timely manner, lower the costs and reduce the environmental impact of our annual meeting.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. You are urged, therefore, to complete, sign, date and return the enclosed proxy card (or use telephone or internet voting procedures, if offered by your broker or bank as a nominee or agent), even if you plan to attend the annual meeting. Additional information is further explained in the proxy statement under “How Can I Vote?”

Thank you for your investment in Evolution Petroleum Corporation.

Sincerely,

/s/ ROBERT S. HERLIN
Robert S. Herlin
Chairman of the Board

Houston, Texas

October 24, 2024

1155 Dairy Ashford Road, Suite 425

Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 5, 2024

To the Stockholders of Evolution Petroleum Corporation:

You are hereby notified that the 2024 annual meeting of stockholders (the “annual meeting”) of Evolution Petroleum Corporation, a Nevada corporation (the “Company”), will be held on Thursday, December 5, 2024, commencing at 10:00 a.m. Central Time, at the Company’s principal executive offices at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079. The annual meeting will be held for the following purposes:

1)	to elect six directors to our Board of Directors, each to serve until the 2025 annual meeting of stockholders or until their successor is elected and qualified;
2)	to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2025;
3)	to approve an Amended and Restated 2016 Equity Incentive Plan;
4)	to approve, on an advisory basis, the compensation paid to our named executive officers; and
5)	to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only those stockholders of record at the close of business on October 15, 2024 are entitled to notice of, and to vote at the annual meeting or any postponement or adjournment thereof, notwithstanding the transfer of any shares after such date. If you were a stockholder at the close of business on October 15, 2024, you are entitled to vote.

Whether or not you expect to attend the annual meeting, we ask that you sign and return your proxy card, or vote on the internet, as promptly as possible to ensure that your shares will be represented. If you attend the annual meeting, you may withdraw any previously submitted proxy card and vote your shares in person. See “How Can I Revoke My Proxy or Change My Vote?” for more information about the process to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 5, 2024:

The notice of the annual meeting of stockholders, proxy statement and proxy card, and our annual report on Form 10-K for the fiscal year ended June 30, 2024, are available online at www.proxyvote.com. They are also available on the Company’s website at https://ir.evolutionpetroleum.com/financial-information/proxy-materials. Directions to attend the annual meeting and vote in person are also available on our website. Please visit https://www.evolutionpetroleum.com/contact-us/ for a map and a link to directions to our Houston office.

By Order of the Board of Directors,

/s/ RYAN STASH
Ryan Stash
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Houston, Texas

October 24, 2024

1155 Dairy Ashford Road, Suite 425

Houston, Texas 77079

(713) 935-0122

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

December 5, 2024

This proxy statement accompanies the notice of the annual meeting of stockholders (the “annual meeting”) of Evolution Petroleum Corporation, a Nevada corporation (hereinafter, “us,” “we,” “our” or the “Company”), in connection with the solicitation of proxies by and on behalf of our Board of Directors (the “Board”) for use at our annual meeting to be held at 10:00 a.m., Central Time, at our Company’s principal executive offices at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079, on December 5, 2024, and at any postponement or adjournment thereof.

The Company’s annual report for the fiscal year ended June 30, 2024 and this proxy statement are available on the Company’s website at https://ir.evolutionpetroleum.com/financial-information/proxy-materials and can be mailed to stockholders upon request to our Corporate Secretary, Ryan Stash, at info@evolutionpetroleum.com. The Company will be mailing the notice of annual meeting of stockholders and proxy card, which are first being sent to our stockholders on or about October 25, 2024.

The solicitation of proxies by the Board of Directors will be conducted primarily by mail. The Company’s transfer agent, Continental Stock Transfer & Trust (“CST”), assists in the solicitation of proxies in connection with the annual meeting. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, email, or facsimile communication. These officers, directors and employees will not receive any compensation for these services. The Company will reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company. The costs of solicitation will be borne by the Company.

What is the purpose of the 2024 annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the attached notice and described in detail in this proxy statement, which are:

1)to elect six directors to our Board of Directors, each to serve until the 2025 annual meeting of stockholders or until their successor is elected and qualified;
2)to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2025;
3)to approve an Amended and Restated Company’s 2016 Equity Incentive Plan;
4)to approve, on an advisory basis, the compensation paid to our named executive officers; and
5)to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

In addition, Company management will report on our performance during the fiscal year ended June 30, 2024, which we refer to as fiscal year 2024, and respond to questions from stockholders.

Although the Board does not anticipate that any other matters will come before the annual meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the annual meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials this year, instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the Company’s proxy materials to stockholders, we may furnish proxy materials to the Company’s stockholders on the internet by providing a notice of internet availability of proxy materials (the “notice of internet availability”) to stockholders when the materials are available on the internet. The Company intends to commence its distribution of the notice of internet availability to street name stockholders on or about October 25, 2024. Stockholders receiving a notice of internet availability by mail will not receive a printed copy of these proxy materials, unless they request it. Instead, the notice of internet availability will instruct stockholders as to how they may access and review proxy materials on the internet. Stockholders who receive a notice of internet availability by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included on the notice of internet availability.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on October 15, 2024 (the “record date”) will be entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof.

How can I Vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record (i.e., your shares are registered directly in your name, as opposed to being held in a stock brokerage account or by a bank or other nominee), you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You may also use telephone or internet voting procedures. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the annual meeting or any adjournment thereof as specified therein by the person giving the proxy; however, if no specification is made, the shares represented by proxy will be voted as recommended by our Board of Directors, to the extent permitted by law.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in the “street name” of the entity holding your shares.

As a beneficial owner, you have the right to instruct or direct your broker or nominee how to vote and you are also invited to attend the annual meeting. However, since you are not the stockholder of record (record holder) you may not vote these shares in person at the annual meeting unless you obtained a signed proxy from the record holder giving you the right to vote these shares.

If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote your shares unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions on how the broker or other nominee should vote your shares, the broker or other nominee will indicate it does not have authority to vote such shares on its proxy, resulting in a “broker non-vote.” Although any broker non-vote would be counted as present at the annual meeting for purposes of determining a quorum, it will be treated as not entitled to vote with respect to non-discretionary matters.

Your broker is not able to vote on your behalf for the election of directors, to approve an Amended and Restated 2016 Equity Incentive Plan, or the non-binding advisory vote on say-on-pay of our named executive officers without specific voting instructions from you.

How Can I Revoke My Proxy or Change My Vote?

Even if you have submitted a proxy, or given your broker, bank or other agent voting instructions, you have the power to revoke your proxy or change your voting instructions at any time before the annual meeting. Stockholders of record may revoke their proxy prior to its exercise by delivering written notice of revocation to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079, by executing a later-dated proxy, or by attending the annual meeting and voting in person. If your shares are held by your broker or bank as a nominee or agent (such as in your brokerage account), you may change your vote by following the instructions provided by your broker or bank. You may also change your vote by voting in person at the annual meeting if you have obtained a valid proxy from your broker, bank, or other agent to vote your shares at the annual meeting.

What are the voting rights of the holders of our common stock?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the annual meeting.

With regard to the election of directors, the Company has adopted a majority voting policy whereby any of the six (6) nominees receiving the majority of votes cast will be elected provided a quorum is present. Any nominee who does not receive at least a majority of the votes cast with respect to his or her election shall tender his or her resignation to the Board, whereupon, the Board, in its sole discretion, can accept such resignation within 60 days. If the Board does not accept such resignation, the director will continue to serve as a member of the Board of Directors.

On each other matter to be presented, the affirmative vote of a majority of the shares represented at the annual meeting in person or by proxy and entitled to vote will be necessary to approve the matter.

Abstentions will be counted towards the tabulation of votes cast on matters properly presented to the stockholders (except the election of directors) and will have the same effect as negative votes. Broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of the matters presented at the annual meeting.

What constitutes a quorum?

Our bylaws provide that the presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote at our annual meeting constitutes a quorum.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include broker non-votes will also be counted as shares present for purposes of establishing a quorum. On the record date, there were 33,606,532 shares of our common stock issued and outstanding and such shares are the only shares entitled to vote at the annual meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations, as well as a description of the proposals in this proxy statement, are summarized as follows. The Board unanimously recommends that you vote:

•FOR the election of each of the six directors named in this proxy statement, to serve until our 2025 annual meeting of stockholders, or until their successor is elected and qualified;
•FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2025;
•FOR the approval of an Amended and Restated 2016 Equity Incentive Plan; and
•FOR the approval of, on a non-binding advisory basis, the compensation of our named executive officers disclosed in the compensation discussion and analysis, the summary compensation table and other related compensation tables, notes and narratives in this proxy statement for the Company’s 2024 annual meeting of stockholders.

The proxy holders will vote in their discretion with respect to any other matter that may properly come before the annual meeting.

Proxies

If your proxy card is executed, returned timely and not revoked, the shares represented thereby will be voted at the annual meeting and at any postponement or adjournment thereof in accordance with the instructions indicated on such proxy. If no instructions are indicated on the proxy card, the official proxies will vote “FOR” the proposals described in this proxy statement, and for any other matters properly brought before the annual meeting or any postponement or adjournment thereof, in accordance with their best judgement.

A stockholder of record who has returned a proxy card may revoke it at any time prior to its exercise at the annual meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Evolution Petroleum Corporation a duly executed proxy bearing a later date, or (iii) appearing at the annual meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079.

What are the Company’s Governance Practices and Policies?

See the detailed discussion under the heading “Corporate Governance.”

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The minimum number of directors is set forth in the Company’s bylaws and may be increased by a majority vote of the Board. Currently, the Board has established the number of directors at six. Assuming the presence of a quorum, a majority of the votes cast in person or by proxy at the annual meeting is required for the election of each director.

Director Nominees

Our six nominees are currently serving as directors of the Company and are standing for re-election. We have determined that, of the incumbent directors, Mss. Bierria and Hargrave and Messrs. DiPaolo, Dozier and Herlin are “independent” directors as defined in the listing standards of the NYSE American. There are no familial relationships between any of our directors and executive officers.

As discussed in more detail under the heading “Nominating and Corporate Governance Committee” in this proxy statement, the Board considers qualifications and other factors when evaluating individual directors, as well as the composition of the Board as a whole. As part of this process, the Board and its Nominating and Corporate Governance Committee review the particular experiences, qualifications, attributes or skills of each of the nominees. The nominees for director are:

Myra C. Bierria, age 52, has served as a director of Evolution since September 2022 and is Chair of the Sustainability Committee and a member of the Audit and Nominating and Corporate Governance Committees.

Ms. Bierria currently serves as the Senior Vice President and Chief Administrative Officer at Southern Company Gas, a subsidiary of Southern Company. From 2016 until October 2024, she was the Vice President and Corporate Secretary for Southern Company, a holding company for electric operating and natural gas distribution companies. In September 2023, she was appointed President of Southern Company’s Charitable Foundation. Prior to this, she was Vice President and Corporate Secretary for Southern Company Gas and served as a business and technology attorney specializing in securities offerings, venture capital transactions, and general corporate matters at Brobeck, Phleger & Harrison LLP. Ms. Bierria holds a JD from Georgetown University Law Center and a BA from the University of California at Berkeley. She is a member of the New York State Bar.

Ms. Bierria’s qualifications include her expertise in corporate governance, legal frameworks, executive leadership, and mergers and acquisition experience in the energy industry, contributing meaningfully to Evolution’s oversight and governance practices. Her knowledge of complex regulatory and operational environments, combined with her deep understanding of legal and strategic issues, are of great value to the Board.

Edward J. DiPaolo, age 71, has served as a director for Evolution since 2004. He is the Lead Independent Director, Chair of our Nominating and Corporate Governance Committee, and a member of our Audit and Compensation Committees.

Mr. DiPaolo was a senior energy advisor at Kroll/ Duff & Phelps Securities, LLC from 2011 to 2023. Prior to this, he was an Energy Partner at Growth Capital Partners, L.P. and spent more than 25 years at Halliburton Company in various positions, including senior leadership. He currently serves on the board of Deep Well Services, a private oil and gas technology company, and has served on the boards of various public and private companies, including Seventy Seven Energy, Inc. and Boots and Coots, Inc., as well as the Advisory Board for West Virginia University College of Engineering. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering in 1976 and an honorary Doctorate Degree from West Virginia University in 2013.

Mr. DiPaolo’s qualifications include executive leadership, financial acumen, mergers and acquisitions, and energy sector expertise. His extensive leadership in corporate advisory roles and energy services, knowledge of risk management and legal frameworks, as well as his involvement with outside board leadership adds a multidimensional perspective to the Board and enhances Evolution’s strategic direction and governance, making him well-suited to serve as Lead Independent Director.

William E. Dozier, age 72, has served as a director for Evolution since 2005. He is the Chair of both the Compensation and Reserves Committees and a member of the Investment Committee.

Mr. Dozier has over 48 years of oil and gas industry experience. He has been President of Extex Consulting, Inc., an independent oil and gas consulting firm, since 2005. Prior to that, he held various senior roles at Vintage Petroleum and Santa Fe Minerals, and he began his career with Amoco Production Company in 1975. Mr. Dozier has previously served on several private and charitable boards, as well as the External Advisory Committee for The University of Texas Cockrell School of Engineering Department of Petroleum and Geosystems Engineering. Mr. Dozier is a Registered Petroleum Engineer in the State of Texas with a B.S. in Petroleum Engineering from The University of Texas at Austin. He is also a member of the National Association of Corporate Directors.

Mr. Dozier’s qualifications include his extensive background in engineering, operations management, energy sector development, and mergers and acquisitions experience within the energy industry. Further, his expertise in executive leadership, financial decision-making, cybersecurity knowledge, and outside board service is highly valuable to the Board.

Marjorie A. Hargrave, age 60, has served as a director of Evolution since March 2021. She is Chair of the Audit Committee and a member of the Compensation and Nominating and Corporate Governance Committees.

Ms. Hargrave currently serves as Chief Financial Officer of Hallador Energy Company, a publicly traded independent power producer. Prior to joining Hallador in 2024, she was the Chief Financial Officer of Leanin’ Tree, Inc., and has previously held executive and senior financial roles at companies such as Enservco Corporation, CTAP, and High Sierra Energy, LP. Ms. Hargrave’s previous experience also includes management and associate roles with Black Hills Corporation, Xcel Energy, and Merrill Lynch & Co. Ms. Hargrave holds a Bachelor’s degree in economics from Boston University and a Master’s degree in economics from New York University.

Ms. Hargrave’s qualifications include extensive experience in executive leadership, financial oversight, risk management, cybersecurity, human capital management, and corporate strategy. Her expertise greatly contributes to Evolution’s fiscal management and audit functions. Her deep understanding of mergers and acquisitions, along with a strong background in investment banking, corporate governance, and financial management in public companies within the energy sector makes her perspective extremely valuable to the Board.

Robert S. Herlin, age 69, the founder of Evolution, has been a director since the Company’s inception in September 2003 and has been as Chairman of the Board since January 2009. He also serves as a member of the Investment and Sustainability Committees.

Mr. Herlin served as the Company’s interim Chief Executive Officer from June 2018 to July 2019, Chief Executive Officer from 2003 until December 2015, and President from 2003 through September 2014. Mr. Herlin has over 40 years of experience in engineering, energy transactions, operations, and finance with small independents, larger independents, and major integrated oil companies. Mr. Herlin currently serves as director and a member of the audit and compensation committees for Enservco Corporation, a publicly traded company specializing in well enhancement and fluids logistics for E&P operators in the U.S., and as a director of Well Lift, Inc., a privately held company partially owned by our Company that applies the GARP® artificial lift technology developed by the Company. Mr. Herlin also served on the Board of Directors of Boots and Coots, Inc., an oil field services company, from 2003 until its sale to Halliburton Company in September 2010. Mr. Herlin is the President and owner of AVL Resources, LLC, a privately held investment company. Prior to 2003, Mr. Herlin served in various officer capacities for upstream and midstream oil and gas and telecom companies, both private and public. Mr. Herlin served on the Engineering Advisory Board for the Brown School of Engineering at Rice University and the Centennial Council for Chemical and Biomolecular Engineering. Mr. Herlin graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and earned an MBA from Harvard University.

Mr. Herlin’s qualifications include executive leadership, energy industry expertise, mergers & acquisitions, and financial oversight. His founding role and extensive background in managing both technical, field and financial operations within the energy industry, as well as his experience in guiding corporate development and leading the company through several industry downturns, are instrumental to Evolution’s strategic initiatives and are of significant value to the Board.

Kelly W. Loyd, age 50, has served as a director of Evolution since 2008 and has served as President and Chief Executive Officer since October 2022, after serving as interim President and Chief Executive Officer from June to October 2022. He is also Chair of the Investment Committee and a member of the Sustainability and Reserves Committees.

Before joining Evolution, Mr. Loyd was involved in private energy investments through Petralis Energy Partners, LLC and JVL Advisors, LLC since 2004. His prior experience includes roles in the energy corporate finance investment banking group at RBC Capital Markets, Howard Frazier Barker Elliot, and was a founder and controller of L.A.B. Sports and Entertainment. He began his career as an analyst in the energy corporate finance investment banking group at Jefferies and Company, Inc. Mr. Loyd holds a B.S. in Economics with Finance Applications from Southern Methodist University and an MBA from Rice University.

Mr. Loyd’s qualifications include executive leadership, financial expertise, energy sector experience, and mergers and acquisitions. His extensive background in energy investments and corporate finance enables him to drive Evolution’s growth and financial strategy, along with his leadership skills and current role as CEO, making his perspective valued by the Board.

We believe that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of each of the director nominees listed above.

PROPOSAL 2

PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2024

The Audit Committee of our Board of Directors has appointed the firm of Moss Adams LLP as the Company’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 30, 2025.

We are not required to seek stockholder approval for the appointment of our independent registered public accountant; however, the Audit Committee and the Board of Directors believe it to be sound corporate governance to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

The Company has invited a representative from Moss Adams LLP to be present at the 2024 annual meeting. In the event that a representative of Moss Adams LLP is present at the annual meeting, they will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed to us by our independent registered public accounting firm, Moss Adams LLP, for professional services rendered for the audit of our annual financial statements included in our annual report on Form 10-K for fiscal years ending June 30, 2024 and 2023 were as follows:

	2024	2023
Audit Fees	$496,650	$494,750
Audit-Related Fees	89,250	—
Tax Fees	—	—
All Other Fees	—	—
Total	$585,900	$494,750

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Moss Adams LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K, including, to the extent applicable, professional services rendered in connection with the review of financial statements included in our Form 10-Q’s and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for services rendered related to audits in connection with properties acquired by the Company.

All audit and audit-related fees were pre-approved by our Audit Committee Chairman. Audit-related fees in fiscal year 2024 were for audits of statements of revenues and direct operating expenses of certain oil and gas properties acquired during the year including review of unaudited pro forma condensed financial information of the Company related to acquisitions. We had no audit-related fees in fiscal year 2023.

The Audit Committee has considered the compatibility of the non-audit services provided by Moss Adams LLP, if any, to the firm’s continued independence and has concluded that its independence is not compromised.

Pre-Approval of Services by External Auditor

The Audit Committee has a Pre-Approval Policy with respect to services which may be performed by the independent auditor. This policy lists specific audit, audit-related, and tax services as well as any other services that the independent auditor is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional Audit Committee authorization. The Audit Committee receives quarterly reports on the status of expenditures pursuant to that Pre-Approval Policy. The Audit Committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not clearly enumerated in the policy must receive specific pre-approval by the Audit Committee or by its Chairman, to whom such authority has been conditionally delegated, prior to engagement. During fiscal year 2024, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were requested of or approved by the Audit Committee.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2025.

Audit Committee Report

The management of Evolution Petroleum Corporation has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and oversees these processes and reports to our Board of Directors with respect to its findings.

In order to fulfill its monitoring and oversight duties, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2024 with both management and the independent registered public accounting firm, Moss Adams LLP, matters related to Section 404 of the Sarbanes-Oxley Act of 2002, and the matters required to be discussed by the statement on Auditing Standards No. 61 (Communications with Audit Committees), as superseded by the Public Company Accounting Oversight Board in Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee authorized the Audit Committee Chair to discuss with the independent auditors and the independent internal auditing consultant the overall scope and plans for the audit. The Audit Committee Chair met with the independent auditors, with and without management, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

Based on the forgoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2024 be included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2024 for filing with the Securities and Exchange Commission. The Board of Directors unanimously approved such inclusion.

Respectfully submitted by the Audit Committee,

Ms. Marjorie A. Hargrave, Chair

Ms. Myra C. Bierria

Mr. Edward J. DiPaolo

PROPOSAL 3

APPROVAL OF THE AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

We are seeking stockholder approval to amend and restate the Evolution Petroleum Corporation 2016 Equity Incentive Plan (the “Amended and Restated Plan”) to allocate an additional 2,100,000 shares for awards under the Amended and Restated Plan, renew the term of the Amended and Restated Plan, and make design changes to the Amended and Restated Plan. A copy of the Amended and Restated Plan is attached to this Proxy Statement as Appendix A, and the discussion in this proposal is qualified in its entirety by the full text of the Amended and Restated Plan.

On October 18, 2024, the Board of Directors approved and adopted the Amended and Restated Plan, subject to stockholder approval. Currently, the 2016 Equity Incentive Plan provides that the maximum number of shares available for issuance pursuant to awards issued thereunder is 3,600,000 shares of our common stock of which 455,323 shares are available for future grants as of the date hereof. If the stockholders do not approve the Amended and Restated Plan, the amendments proposed will not become effective, the 2016 Equity Incentive Plan will continue in effect (without giving effect to the Amended and Restated Plan), and we will be subject to the current share limit set forth in the 2016 Equity Incentive Plan. Because certain of our directors and executive officers may be eligible to receive awards under the Amended and Restated Plan, such directors and executive officers may be considered to have an interest in this proposal, but no such awards are determinable at this time.

Background and Summary of Amendments

The Board of Directors believes that equity incentive grants are vital to our Company’s success and our stockholders, as they play an important role in our ability to attract and retain key management, align a significant percentage of our executives’ compensation to her or his performance, as well as ours, and generate in our executives and other management a strategic long-term interest in our performance.

The following summarizes the key terms that are amended; all other aspects of the Amended and Restated Plan remain the same.

The Amended and Restated Plan will make an additional 2,100,000 shares available for grant under the Amended and Restated Plan. Under the terms of the Amended and Restated Plan, the shares available for issuance may be used for all types of awards. The proposed increase in shares available for issuance under the Amended and Restated Plan (over the existing number of shares available under the 2016 Equity Incentive Plan) has been reviewed and approved by the Board of Directors for the purpose of providing long-term incentives to management and staff that are driven by performance and multi-year retention in addition to providing for any increase in staffing associated with potential acquisitions and the stock-based portion of annual compensation to directors. In the process, the Board of Directors determined that the existing number of shares available for issuance under the 2016 Equity Incentive Plan was insufficient to meet our ongoing needs to provide long-term incentive grants on an ongoing and regular basis to motivate, reward and retain key employees who create stockholder value. The increase will enable us to continue our policy of equity ownership by employees and directors as an incentive to contribute to our continued success.

The Amended and Restated Plan will now allow shares subject to an award that is canceled, forfeited or expires prior to exercise or realization to become available for subsequent under the Amended and Restated Plan.

The Amended and Restated Plan shall be unlimited in duration and, in the event of the Amended and Restated Plan termination, shall remain in effect as long as any awards granted under it are outstanding and not fully vested or paid, as applicable; provided, however, that no new awards shall be made under the Amended and Restated Plan on or after the tenth anniversary of the date the stockholders approve the Amended and Restated Plan.

Material Terms of the Amended and Restated Plan

The following is a summary of the material terms of the Amended and Restated Plan. This summary is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which is attached to this Proxy Statement as Appendix A and the full text of the 2016 Equity Incentive Plan, which is incorporated by reference to Appendix A to the Company’s Proxy Statement filed on DEFA 14A on December 1, 2016.

Eligible Participants. Eligible reward recipients under the Amended and Restated Plan are the employees, consultants, and directors and such other individuals designated by the committee who are reasonably expected to become employees, consultants, and directors after the receipt of awards; provided, however, that incentive stock options may be granted only to employees; and provided further that, no award to an individual who is not an employee, consultant or director shall be effective prior to the date on which such individual becomes an employee, consultant or director.

Administration. The Amended and Restated Plan will be administered by the Board of Directors or a committee of the Board of Directors consisting of at least two non-employee directors (unless decided otherwise by the Board of Directors). The Board of Directors has appointed and delegated authority to our Compensation Committee to act as plan administrator of the Amended and Restated Plan. Among other responsibilities, the plan administrator selects participants, determines award terms, and interprets the plan. It can delegate responsibilities and is indemnified by the Company for actions taken in good faith. Repricing of awards is generally prohibited without shareholder approval, and awards must have a minimum one-year vesting period, with certain exceptions.

Shares Available for Awards. If this proposal is approved, the aggregate number of shares, of our common stock reserved for issuance for awards under the Amended and Restated Plan since its inception in 2016, will be 5,700,000 shares of common stock. At the time of this proposal, approximately 2,555,323 shares are available for future grants, if adopted. Since 2016, 888,792 previously granted awards have been canceled, forfeited, or expired prior to vesting or realization but were not available for re-issuance under the 2016 Equity Plan. Under the Amended and Restated Plan, shares subject to an award that is canceled, forfeited or expires prior to exercise or realization will become available for re-issuance. If an award is to be settled in cash, the number of shares on which the award is based shall not count toward this individual share limit.

Types of Awards. Incentives under the Amended and Restated Plan may be granted in any one or a combination of the following forms: incentive stock options, non-qualified stock options, stock appreciation rights, or SARs, restricted stock awards and, performance share awards.

Stock Options. Non-qualified and incentive stock options may be granted to eligible participants to purchase shares of common stock from the Company. The Amended and Restated Plan confers on the plan administrator the discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option, provided that the purchase price shall be not less than the fair market value of the common stock subject to the option on the date of grant. Unless otherwise provided in an award agreement, each option will vest and become exercisable in annual installments over a four-year period beginning on the date of grant. The fair market value may be based on the closing price of the common stock as quoted on its principal exchange or market, or on such other method of determining the fair market value of a share of common stock that complies with the requirements of Section 409A of the Code. Stock options may be subject to other terms and conditions (which may be based on performance or other criteria) deemed appropriate by the plan administrator.

Stock Appreciation Rights. Stock appreciation rights may be granted independent of or in tandem with any option under the Amended and Restated Plan. The strike price of a stock appreciation right is determined by the plan administrator, but as a general rule will not be less than the fair market value of our common stock on the date of grant. The strike price of a stock appreciation right granted in tandem with an option is the same as the exercise price of the option. A stock appreciation right generally entitles the holder to receive, on settlement, the excess of the fair market value of a share of our common stock on the date of exercise over the strike price, multiplied by the number of shares for which the right is exercised on a pretax basis. Payment may be made in cash, delivery of stock or a combination of cash and stock as determined by the plan administrator. Unless otherwise provided in an award agreement, each stock appreciation right will vest and become exercisable in annual installments over a four-year period beginning on the date of grant. Stock appreciation rights may be subject to other terms and conditions (which may be based on performance or other criteria) deemed appropriate by the plan administrator.

Restricted Stock and Restricted Stock Units. Restricted stock awards and restricted stock units may be granted under the Amended and Restated Plan. A restricted stock award consists of shares of our common stock that generally are non-transferable and subject to forfeiture or other terms and conditions (which may be based on performance or other criteria) imposed by the plan administrator. Any certificates representing shares of restricted stock that are registered in a participant’s name will bear an appropriate legend referring to the applicable terms, conditions and restrictions, and may be retained in the company’s possession until all applicable restrictions have lapsed. A restricted stock unit award represents the right to receive a specified number of shares of our common stock, or a cash payment equal to the fair market value of a specified number of shares of our common stock as of a specified date, subject to any vesting or other restrictions deemed appropriate by the plan administrator. Restrictions on restricted awards may lapse separately or in combination, at such times, in such circumstances, in installments or otherwise as determined by the plan administrator. If a participant terminates employment or services during the restricted period, then any unvested restricted award will be forfeited except as otherwise provided in the award agreement. The plan administrator may waive any restrictions or forfeiture conditions relating to a restricted award. Restricted stock units will be settled at the time designated by the plan administrator in the award agreement, in the form of cash or shares of common stock, or in a combination of both, as provided by the plan administrator in the award agreement.

Performance Share Awards. Performance awards may be granted, vest or be exercised conditioned, whether in whole or in part, on satisfaction of performance conditions (other than solely based on continue service). The plan administrator shall have the discretion to determine: (i) the number of shares of common stock or common stock denominated units subject to a performance share award granted to any participant; (ii) the restriction period applicable to any performance share award; (iii) the performance conditions and other conditions that must be satisfied for a participant to earn an Award; and (iv) the other terms, conditions, and restrictions of the award.

Adjustments in Capitalization. The Amended and Restated Plan provides that in the event of certain corporate events or changes in our common stock, the awards granted, the exercise price of options and stock appreciation rights, the number of shares available under the Amended and Restated Plan and the maximum number of shares that may be granted under awards to any one participant in a one year period will be equitably adjusted, as to the number, price or kind of a share of common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of such award.

Change in Control and Other Corporate Transactions. The Amended and Restated Plan provides that upon a change in control event, if not assumed by the successor entity, all outstanding awards will immediately vest and the holders will receive, in cash or stock, or any combination thereof, the value of such awards based upon the price per share of common stock received or to be received by other shareholders of the Company in the event; provided that in the case of an option or stock appreciation right, the amount of such payment may be the excess of value of the shares of common stock subject to the option or stock appreciation right at the time of the event over the exercise price, and performance-based awards (i.e., any awards that became earned or vested based on satisfaction of performance conditions), shall be paid out on a pro rata basis determined as of the level of achievement of performance conditions determined as of the date of the change in control, irrespective of whether the applicable performance period has yet to be satisfied as of such date or separation from service occurs at such time or subsequently, which payments with respect to any awards, if any, shall be made as of the payment date determined under the CIC Policy or, if later, the date required by Section 409A. In the case of any option or stock appreciation right with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the committee may cancel the option or stock appreciation right without the payment of consideration, therefore.

Clawback. Any award granted under the Amended and Restated Plan that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The Company’s Incentive Compensation Recoupment Policy was adopted September 7, 2023 and was filed as Exhibit 97 in the Company’s Annual Report on Form 10-K filed September 13, 2023).

Equity Compensation Plan Information

The following table gives information about our securities that may be issued under our equity compensation plans as of June 30, 2024.

	Number of			Number of securities
	securities to			remaining
	be issued		Weighted-average	available for future
	upon exercise		exercise	issuance under
	of outstanding		price of	equity compensation
	options,		outstanding	plans (excluding
	warrants and		Options, warrants	securities reflected
Plan category	rights (a)		and rights (b)	in column (a))(1)

Equity compensation plans approved by security holders:
Outstanding options	—		$—
Outstanding contingent rights to shares	150,788	(1)	—
Total	150,788		—	881,652
Equity compensation plans not approved by security holders	—		—	—
Total	150,788		$—	881,652

(1)	The 2016 Equity Incentive Plan authorizes the issuance of 3.6 million shares of common stock. As of June 30, 2024, the Company has granted 2.7 million awards under the 2016 Equity Incentive Plan and 0.9 million shares of common stock remain available for future grants.

The following table gives additional information about certain of our award activity, as well as our basic weighted average number of common shares outstanding, for the years ended June 30, 2024, 2023 and 2022.

	FY22	FY23	FY24
Time-vested awards granted	205,077	376,015	157,692
Performance-based awards vested(1)	57,421	50,416	45,281
Basic weighted average number of common shares outstanding	32,952,328	32,985,411	32,691,478

(1)	Includes performance-based restricted stock awards and performance-based contingent stock units.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the Company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers (sometimes referred to as the “say-on-pay proposal”). Accordingly, you may vote on the following resolution at the meeting:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement relating to the Company’s 2024 annual meeting, is hereby approved.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis” our compensation program is designed to attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience. To do this we offer a compensation package that recognizes individual and company performance. Elements of this compensation package include base salary, annual cash incentives and long-term equity incentives. Our compensation package is meant to provide incentives and maximize stockholder value by:

(i)	emphasizing equity-based compensation to align the interests of executives more closely with those of our stockholders and link such compensation more closely to performance;

(ii)	structuring annual incentive compensation to be contingent upon the achievement of performance measures; and

(iii)	designing each component of executive compensation to be competitive with the compensation practices of our oil and gas industry peer companies.

Historically and for fiscal year 2024, the structure of our executive compensation is the same structure as the majority of the compensation provided to all employees. We have adopted this compensation philosophy because we believe that it is critical for our continued success, the achievement of our short-term and long-term goals and because we believe it helps our executives maximize stockholder value. Stockholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure contained in this proxy statement.

CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committees

Board of Directors

The property, affairs and business of our company are under the general supervision of our Board of Directors as provided by the laws of the State of Nevada and our bylaws. We have separately designated standing Audit, Compensation, Investment, Nominating and Corporate Governance, Reserves, and Sustainability Committees of the Board of Directors. During fiscal year 2024, the Board of Directors met seven times. Each director, during the period for which he or she was a director in fiscal year 2024, attended 100% of the meetings of the Board of Directors and of the meetings held by all committees of the Board on which such director served.

Director Independence

The Board of Directors affirmatively determines the independence of each director in accordance with the NYSE American rules and listing standards. The Board has determined that Mss. Myra C. Bierria and Marjorie A. Hargrave and Messrs. William E. Dozier, Edward J. DiPaolo and Robert S. Herlin each qualify as independent non-employee directors with no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Mandatory Retirement Age for Directors

On June 13, 2018, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a policy that directors shall generally be less than seventy-five (75) years of age. Once a director of the Board reaches the age of seventy-five (75), that director will no longer be eligible to stand for re-election. This limitation may, however, be specifically waived by unanimous vote of the disinterested members of the Board, as appropriate and in the best interests of the Company in any case. In such case, the Board shall specify the age at which such director shall not be able to stand for re-election.

Audit Committee

The Board of Directors has directed the Audit Committee to meet periodically with our management and independent auditors to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our Board the independent auditors to be retained, and receive and consider the auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee was established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the requirements of the NYSE American. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee’s functions are further described under the heading “Audit Committee Report.” A copy of the written charter adopted by the Board of Directors for the Audit Committee and currently in effect is included on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters.

The Audit Committee is currently composed of Ms. Hargrave, Chair, Ms. Bierria and Mr. DiPaolo. Each member of the Audit Committee is “independent” under the standards for audit committee members for companies listed on the NYSE American. Each member of the Audit Committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has determined that Ms. Hargrave qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933. The Audit Committee met four times during fiscal year 2024.

Compensation Committee

The Compensation Committee is authorized to review and recommend annual salaries, short-term and long-term incentive compensation for our executive officers and has the authority to recommend to the Board of Directors the recipients of stock awards, the time or times at which stock awards shall be granted, and the terms of such stock awards. In particular, the Compensation Committee recommends to the full Board the compensation of our Chief Executive Officer. In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants and legal advisers when determined by the Compensation Committee to be necessary or appropriate. The members of the Compensation Committee currently consist of Mr. Dozier, Chairman, Mr. DiPaolo and Ms. Hargrave. A copy of the written charter adopted by the Board of Directors for the Compensation Committee and currently in effect is included on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters. All members of the Compensation Committee are “independent” under the standards for compensation committees for companies listed on the NYSE American. The Compensation Committee met five times during fiscal year 2024.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, the current members of which are Mr. DiPaolo, Chairman, and Mss. Bierria and Hargrave, is responsible for identifying, screening, and recommending qualified candidates to serve on our Board of Directors. A copy of the written charter adopted by the Board of Directors for the Nominating and Corporate Governance Committee and currently in effect is included on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters. Pursuant to its charter, the Nominating and Corporate Governance Committee is directed, among other things, to:

●	determine desired board skills and attributes;
●	actively seek individuals whose skills and attributes reflect those desired;
●	evaluate and propose nominees for election to the Board of Directors;
●	review the slate of directors who are to be re-nominated to determine whether they are meeting the Board’s expectations of them;
●	annually review committee chairs and membership and recommend any changes to the Board; and
●	periodically consider and make recommendations to the Board regarding the experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness.

Mr. DiPaolo and Mss. Bierria and Hargrave are “independent” as defined in the standards for companies listed on the NYSE American.

It is the Nominating and Corporate Governance Committee’s policy to consider recommendations for the nomination of directors submitted by our stockholders. All such stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee, Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Stockholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation no later than 60 days and no more than 90 days prior to the date of the preceding year’s annual meeting. The stockholder’s nomination must comply with Section 2.10 of the Company’s Bylaws which requires specific information as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice.

The Nominating and Corporate Governance Committee has determined that, at a minimum, nominees for directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a Board representing diverse experience in areas that are relevant to the Company’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the Board for an extended period of time. In keeping with U.S. public company governance trends, and for the long-term vitality and renewal of the Company’s Board, the Company has adopted a director retirement policy that generally limits the service of any one director to the Company beyond seventy-five (75) years of age. In this regard, once a director reaches the age of seventy-five (75), that director will no longer be eligible to stand for re-election. This limitation may, however, be specifically waived by unanimous vote of the disinterested members of the Board, as appropriate and in the best interests of the Company in any case. In such case, the Board shall specify the age at which such director shall not be able to stand for re-election.

Prior to nominating a candidate for election to the Board, the Nominating and Corporate Governance Committee will review the qualifications of each candidate. The committee considers diversity of thought, gender, race, ethnicity, culture, and professional experience that can benefit the Company and Board of Directors by increasing the range of skills and perspectives available to our Board of Directors. Nominees will be selected without regard to race, age, gender, religious belief, ancestry, national origin or disability. Our Board of Directors believes that adherence to these principles will provide an environment and practices that will yield the best return for our stockholders.

Final candidates may be interviewed by the Company’s Chairman of the Board and one or more other committee members. The Nominating and Corporate Governance Committee will then make a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information.

In determining whether to nominate an incumbent director for reelection, the Nominating and Corporate Governance Committee will evaluate each incumbent’s continued service, in light of the Board’s collective requirements, at the time such director comes up for reelection.

In determining whether to include a stockholder nominee in the Board’s slate of nominees, the Nominating and Corporate Governance Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board seat, taking into account the current composition of the Company’s Board. The Nominating and Corporate Governance Committee met three times during the fiscal year 2024.

Investment Committee

The Investment Committee, the current members of which are Mr. Loyd, Chairman, and Messrs. Dozier and Herlin, is responsible for advising management and providing oversight regarding strategic investments in onshore oil and natural gas properties in the United States. The Investment Committee met five times during fiscal year 2024.

Sustainability Committee

The Sustainability Committee, the current members of which are Ms. Bierria, Chair, Messrs. Herlin and Loyd, is responsible for oversight of the Company’s framework for the development of policies, programs and practices regarding sustainability and environmental, social and governance (“ESG”) topics and public policy matters. The Sustainability Committee also has oversight of the Company’s compliance with laws and regulations related to these matters. A copy of the written charter adopted by the Board of Directors for the Sustainability Committee and currently in effect is included on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters. The Sustainability Committee met once during fiscal year 2024.

Reserves Committee

The Reserves Committee, the members of which are Mr. Dozier, Chair, and Mr. Loyd, is responsible for the oversight in the selection of the Company’s independent petroleum engineers (“Independent Engineers”) and the preparation of the annual and any special reserve reports and/or audits of the estimated amounts of the Company’s reserves and related information prepared by the Independent Engineers. The Reserves Committee ensures the integrity around the selection of the Independent Engineers and determining the scope of their reports and the information and the standards on which the reports are based. The Reserves Committee met four times during fiscal year 2024.

Annual Meeting Attendance

We do not have a formal policy requiring members of our Board of Directors to attend annual meetings of our stockholders. All directors attended our 2023 annual meeting of stockholders.

Leadership Structure of the Board

As prescribed by our bylaws, the Chairman of our Board of Directors has the power to preside at all meetings of the Board. Robert S. Herlin currently serves as the Chairman of our Board of Directors. The Board of Directors created the position of Lead Independent Director in 2012 and generally following each annual meeting thereafter, elected Mr. DiPaolo to serve as Lead Independent Director until the next meeting of the Board of Directors following the annual meeting. Mr. DiPaolo currently serves as Lead Independent Director.

We believe that Mr. Herlin’s extensive industry experience, financial acumen and previous direct involvement in our operations, while serving as our former president and chief executive officer, make him best suited to continue to serve as our Chairman of the Board in order to (i) lead the Board in strategic planning, (ii) determine necessary and appropriate agenda items for meetings of the Board with input from both our independent directors and management, and (iii) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board. Our Board leadership structure also fosters strong oversight by our independent directors, with Mr. DiPaolo serving as our Lead Independent Director. Currently, each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board is comprised of and chaired by independent directors.

Meetings of Non-Management Directors

Our Board members regularly meet in executive session outside the presence of management, generally at each Board meeting. These executive sessions may be attended by our outside legal counsel as requested by the non-management Board members.

Risk Oversight

The Board has oversight of our risk management and has tasked the Audit Committee and the Audit Committee Chair with discussing the Company’s major financial risk exposures (including potential or pending litigation) with management, the independent auditors, and the independent internal auditing consultant. These discussions include reviewing the steps management has taken to monitor and control such exposures, which includes the Company’s risk assessment and risk management policies. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to us, including but not limited to operational, financial, personnel, information technology (including cyber security), environmental, social and governance, legal and regulatory, strategic and reputational risks. The full Board receives these reports to enable the Board to understand our risk identification, risk management, and risk mitigation strategies. The Board also makes risk management an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities we face.

Compensation Committee Interlocks and Insider Participation

Messrs. Dozier, DiPaolo, and Ms. Hargrave served on the Compensation Committee of the Board during fiscal year 2024. None of the members of the Compensation Committee were at any time during the last fiscal year an officer or employee of the Company. None of the Company’s executive officers serve as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Transactions with Related Parties

The Company has adopted policies and procedures for approval of related party transactions (a “transaction”), which is set forth in our Code of Business Conduct and Ethics. The Board of Directors is responsible for approving and negotiating the terms of such proposed transaction. If a transaction involves a corporate opportunity, such opportunity must be first reviewed by the Board after which the Board has the authority to approve or disapprove of the pursuit of the corporate opportunity by the individual who wishes to pursue it.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. It covers all areas of professional conduct, including but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to our business.

Confidential and anonymous reports of suspected or actual violations of our Code of Ethics should be directed to our Compliance Officer, Mr. Ryan Stash, either by writing to him at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079, or by calling him at (713) 935-0122. Reports of such violations would include, among other things:

●	accounting practices, internal accounting controls, or auditing matters and procedures;
●	theft or fraud of any amount;
●	insider trading;
●	performance and execution of contracts;
●	conflicts of interest;
●	violations of securities and antitrust laws; and
●	violations of the Foreign Corrupt Practices Act.

You can access the latest copy of our Code of Business Conduct and Ethics on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters. Alternatively, to obtain a printed copy of our Code of Business Conduct and Ethics, without charge, any person may submit a written request to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.

Stockholder Communications with the Board

Any stockholder can communicate with all directors or with specified directors by sending correspondence to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079. All such letters will be forwarded to the entire Board or to the director(s) specified by the stockholder.

Stock Retention Policy

In April 2021, the Board of Directors originally adopted the Evolution Petroleum Corporation Stock Retention Policy, which was most recently revised in May 2023 (the “stock retention policy”). The stock retention policy requires all directors and employees, including the named executive officers, to retain share ownership at specified levels, depending on level of responsibility. The named executive officers must retain a number of shares of Common Stock equal to 60% of the total number of award shares granted to such officer through the Company’s equity incentive plan, short-term incentive plan or any similar or successor plans that have vested during the trailing thirty-six (36) month period. Other corporate officers and managers are subject to similar requirements, except the look-back period is twenty-four (24) months. For all other employees, the look-back period is twelve (12) months. In addition, each non-employee director must retain a number of shares or equivalent equity awards equal to 60% of the total number of share awards received through the Company’s equity incentive plan, short-term incentive plan or any similar or successor plans that have vested during the trailing thirty-six (36) months, excluding stock awards received in lieu of a cash retainer. Employees and directors have the later of two years from the initial date of employment or appointment or the date of adoption of this policy to comply with the stock retention policy. Based on stock ownership reports filed with the SEC, all directors and executive officers were in compliance with this stock retention policy as of September 30, 2024.

COMPENSATION OF DIRECTORS

We believe that attracting and retaining qualified non-employee directors is critical to our future value, growth and governance and that providing a competitive total compensation package is necessary to accomplish that objective. Our Board of Directors also believes that a substantial portion of the compensation package for our non-employee directors should be equity-based to align the interests of our directors with our stockholders.

Our non-employee directors receive compensation for serving on the Board and for serving as committee members. The compensation plan for our non-employee directors constitutes a cash base retainer of $50,000 per year, plus meeting fees of $1,500 per day for Board and committee meetings attended in person and $1,000 per day for those meetings attended by video or telephone, capped by a maximum of two meetings fees per day. Additional cash retainers are paid per annum for committee chairs as follows:

Chairman of the Board	$55,000
Audit Committee Chair	$18,000
Compensation Committee Chair	$12,000
Nominating & Corporate Governance Committee Chair	$12,000
Investment Committee Chair	$12,000
Sustainability Committee Chair	$12,000
Reserves Committee Chair	$6,000

In addition to the cash retainers and fees, the outside directors receive a payment of restricted stock with a fair market value of approximately $100,000 per annum awarded as of the date of each annual stockholders meeting. These shares of restricted stock usually vest at the earlier of one year from the date of grant or the date of the next annual meeting. Directors first elected other than at an annual meeting receive a prorated cash retainer and stock grant. We also reimburse our non-employee directors for direct expenses they incur in their capacity as directors, generally limited to training and travel costs related to attending Board and committee meetings.

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended June 30, 2024.

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash (1)	Awards (2)	Compensation (3)	Total
Myra C. Bierria	$82,500	$101,682	$8,938	$193,120
Edward J. DiPaolo	87,000	101,682	7,834	196,516
William E. Dozier	107,300	101,682	7,834	216,816
Marjorie A. Hargrave	96,637	101,682	7,834	206,153
Robert S. Herlin	121,023	101,682	7,834	230,539

(1)	Includes annual cash retainer fee, Board and committee meeting fees, committee chair fees, and reimbursed expenses for each non-employee director during fiscal year 2024. The following table outlines the number of meetings held during the fiscal year 2024:

Meetings held in fiscal year 2024
Board of Directors	7
Audit Committee	4
Compensation Committee	5
Nominating & Corporate Governance Committee	3
Investment Committee	5
Sustainability Committee	1
Reserves Committee	4

(2)	Reflects the aggregate grant date fair value of restricted stock awards, subject to vesting, granted under our stock plan to each of our directors for service as a director during fiscal year 2024 computed in accordance with FASB ASC Topic 718. See Note 11, “Stockholders’ Equity,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2024 for additional details. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by our directors upon vesting.
(3)	Represents cash dividends paid on unvested restricted stock beneficially owned.

Director Outstanding Equity Awards at Fiscal Year End 2024

	Stock Awards
Director	Number of shares that have not vested (#)(1)	Market value of shares that have not vested ($) (2)
Myra C. Bierria	16,807	$88,573
Edward J. DiPaolo	16,807	88,573
William E. Dozier	16,807	88,573
Robert S. Herlin	16,807	88,573
Marjorie A. Hargrave	16,807	88,573

(1)	These awards of time-vested restricted stock vest in full on the earlier of December 7, 2024, or the date of the 2024 annual meeting of stockholders of the Company, scheduled for December 5, 2024.
(2)	Represents the fair market value of equity awards not currently vested as of June 30, 2024, using a closing stock price of $5.27 per share on June 30, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of September 30, 2024 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock (based solely on our review of SEC filings); (2) each of our directors; (3) each of the named executive officers listed in the summary compensation table below under the caption “Executive Compensation”; and (4) all executive officers and directors as a group. Shares of common stock that are subject to outstanding options, warrants or contingent restricted stock units that are presently exercisable or exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage ownership of the holder of the options and warrants, but not for any other. The number of shares beneficially owned by a person also includes restricted shares held by such person. Except as otherwise indicated in the footnotes, the owners listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable, and the address of each beneficial owner listed on the table is in care of our Company.

Name of Beneficial Owner	Shares	Percent of Shares Outstanding (1)
Directors and Executive Officers:
Robert S. Herlin (2)	1,795,018	5.3%
Kelly W. Loyd (3)	427,799	1.3%
Edward J. DiPaolo (4)	297,140	*
Ryan Stash (5)	275,414	*
William E. Dozier (6)	222,527	*
J. Mark Bunch (7)	184,404	*
Marjorie A. Hargrave (8)	76,295	*
Myra C. Bierria (9)	44,425	*
All current executive officers and directors as a group (nine persons)	3,387,389	10.1%
5% or more Stockholders:
BlackRock Inc. (10)	2,608,605	7.8%
WealthTrust Axiom LLC (11)	1,682,178	5.0%

* Less than 1%

(1)	Based on 33,606,532 shares outstanding on September 30, 2024.
(2)	Includes (i) 1,778,211 shares of common stock directly held by Mr. Herlin (of which 920,000 shares are held in a family limited partnership as to which Mr. Herlin is attributed beneficial ownership); and (ii) 16,807 shares of time-vested restricted common stock, vesting on or before December 7, 2024.
(3)	Includes (i) 123,692 shares of common stock directly held by Mr. Loyd; (ii) 135,122 shares of time-vested restricted common stock, which contain service-based restrictions which may vest on various dates through September 2027; and (iii) 168,985 shares of performance-based restricted common stock, which contain performance-based restrictions which may vest on various dates through June 2027.
(4)	Includes (i) 280,333 shares of common stock directly held by Mr. DiPaolo; and (ii) 16,807 shares of time-vested restricted common stock, vesting on or before December 7, 2024.
(5)	Includes (i) 137,755 shares of common stock directly held by Mr. Stash; (ii) 51,038 shares of time-vested restricted common stock, which contain service-based restrictions which may vest on various dates through September 2027;

and (iii) 86,621 shares of performance-based restricted common stock, which contain performance-based restrictions which may vest on various dates through June 2027.
(6)	Includes (i) 205,720 shares of common stock directly held by Mr. Dozier; and (ii) 16,807 shares of time-vested restricted common stock, vesting on or before December 7, 2024.
(7)	Includes (i) 19,245 shares of common stock directly held by Mr. Bunch; (ii) 89,875 shares of time-vested restricted common stock, which contain service-based restrictions which may vest on various dates through September 2027; and (iii) 75,284 shares of performance-based restricted common stock, which contain performance-based restrictions which may vest on various dates through June 2027.
(8)	Includes (i) 59,488 shares of common stock directly held by Ms. Hargrave; and (ii) 16,807 shares of time-vested restricted common stock, vesting on or before December 7, 2024.
(9)	Includes (i) 27,618 shares of common stock directly held by Ms. Bierria; and (ii) 16,807 shares of time-vested restricted common stock, vesting on or before December 7, 2024.
(10)	All information in the table and in this disclosure with respect to BlackRock Inc. is based solely on Form 13F-HR filed with the SEC on August 13, 2024, for the period ending June 30, 2024. According to the filing, BlackRock Inc. is the beneficial owner of 2,608,605 shares of the common stock of the Company and has sole voting power over 2,543,406 of such shares beneficially owned. The address for BlackRock Inc. is 50 Hudson Yards, New York, NY 10001.
(11)	All information in the table and in this disclosure with respect to WealthTrust Axiom LLC is based solely on Schedule 13G filed with the SEC on July 10, 2024. According to the filing, WealthTrust Axiom LLC is the beneficial owner of 1,682,178 shares of the common stock of the Company and has sole dispositive power over 1,682,178 but does not have any sole voting power of such shares beneficially owned. The address for WealthTrust Axiom LLC is 550 E. Swedesford Road, Suite 110, Wayne, PA 19087.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and any persons holding more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. The Company believes that all other reporting obligations under Section 16(a) of the Exchange Act were satisfied.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, the current members of which are listed below, is responsible for establishing and administering the executive compensation programs of the Company. The Compensation Committee of the Company has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.

Respectively submitted by the Compensation Committee:

Mr. William E. Dozier, Chairman

Mr. Edward J. DiPaolo

Ms. Marjorie A. Hargrave

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis is provided to assist the reader in understanding the Company’s compensation programs. It is intended to explain the philosophy underlying the Company’s compensation strategy and the fundamental elements of compensation paid to the Company’s Chief Executive Officer (“CEO”) and other named executive officers whose compensation is reported in the summary compensation table. This compensation discussion and analysis is organized as follows:

I.	Executive Summary
II.	Objectives and Key Considerations of Our Compensation Programs
III.	Roles in the Decision-Making Process
IV.	Items the Compensation Committee Considers When Making Compensation Decisions
V.	Elements of Our Compensation Program for Fiscal Year 2024
VI.	Severance Arrangements
VII.	Other Compensation Policies Affecting the Named Executive Officers

I. Executive Summary

The Company’s compensation programs are designed to incentivize the named executive officers to build meaningful retained stock value over the short and long-term. Our primary strategy to achieve alignment between stockholders and the named executive officers has been to provide a substantial portion of the named executive officers’ compensation in the form of long-term equity incentives. This strategy has complemented the life cycle of the Company which, as a relatively young organization, has delivered a significant portion of employee compensation through equity-based awards, thus aligning employees’ interests with those of the Company’s stockholders and conserving cash to invest in operations. The Compensation Committee continues to believe that share ownership by the named executive officers is an essential aspect of linking the actions and goals of management with the interests of our stockholders.

The Company attracts, retains and motivates the named executive officers also through competitive base salaries and performance-based annual bonuses. Performance metrics utilized are believed to be key drivers of market valuation. For more information on the different elements of compensation paid to the named executive officers during fiscal year 2024, see the section entitled “Elements of Our Compensation Program for Fiscal Year 2024.”

As described below, the Compensation Committee takes many factors into consideration when making decisions affecting the compensation of our named executive officers. During fiscal year 2024, the Compensation Committee considered, among other things, the performance of the Company during the year.

The compensation programs for our named executive officers are intended to be transparent and simple to measure and monitor. The Compensation Committee structures executive compensation to provide a direct link between pay and performance of the Company, to the extent within management’s control as our primary assets are non-operated oil and natural gas properties subject to volatile commodity prices. In an effort to allow all employees, including our named executive officers, to understand how their behavior and actions impact corporate performance, and ultimately their compensation, the Company has adopted an approach to compensation wherein every employee in the Company receives grants of equity-based awards and participates in the incentive compensation program. All employees are measured in part based on the same set of performance goals. Similarly, employee benefits and change in control provisions are the same for all employees, including named executive officers, to foster an atmosphere of teamwork that is focused on achieving a consistent set of objectives, which are developed to sustainably grow the Company and increase stockholder value.

II. Objectives and Key Considerations of Our Compensation Programs

The objectives of the Company’s compensation programs for our named executive officers are to attract, retain, and motivate capable individuals who are critical to developing our business plan and executing in key areas that are fundamental to meeting our goals. These three objectives—attraction, retention and motivation—are central objectives and are paramount in the ultimate objective of our compensation programs: to sustainably grow the Company and increase stockholder value. As more fully described in Section V—“Elements of Our Compensation Program for Fiscal Year 2024,” each element of compensation is utilized to further efforts to aid in attraction, retention and motivation. In general and at this stage of the Company’s growth and size relative to its peers, the Company targeted named executive officer compensation to the median peer group total compensation.

The Company has historically considered the above objectives in all material compensation decisions and intends to continue doing so in the future. The Compensation Committee believes that targeting these objectives will result in building a strong management team capable of creating long-term, sustainable growth for stockholders.

III.  Roles in the Decision-Making Process

The primary participants in the decision-making process in matters involving executive compensation are the Compensation Committee, the Board of Directors and the CEO. The CEO makes recommendations to the Compensation Committee regarding the compensation for the named executive officers, other than himself. However, the Compensation Committee makes the final determination on all compensation recommendations to the Board of Directors. The Compensation Committee may from time to time engage compensation consultants, who provide benchmark data regarding competitive levels of executive pay as well as compensation trends and best practices within our industry. Additionally, the committee may use other external resources to gather data, such as SEC filings of other publicly traded oil and natural gas companies included in our peer group. Since the Company is unusual in that it does not have the same complexity of drilling and field operations as most of the peer companies, the Compensation Committee uses the peer group comparison data as one factor among many others that it considers.

As described in its charter, the Compensation Committee is tasked with reviewing and making recommendations to the Board of Directors regarding executive compensation and benefit plans and programs. For the named executive officers, the Compensation Committee makes the final determination as to levels of base salary, annual incentive program targets and payouts, and long-term incentive program targets and grants, subject to Board of Directors approval.

IV.  Items the Compensation Committee Considers When Making Compensation Decisions

When making compensation decisions that affect the named executive officers, the Compensation Committee takes a number of items into consideration, which are discussed below. In addition, the Compensation Committee may also find it necessary from time to time to consider other items not specifically listed below.

Market Practices

On a periodic basis, the Compensation Committee reviews trends in executive compensation, both within a group of comparable exploration and production companies (our “peer group”) and in the broader energy industry. In addition, the Compensation Committee also considers the relative amount of compensation paid to similar executives within the peer group to establish median levels. Once selected, the peer group for a specific fiscal year is not later revised. The Compensation Committee seeks to maintain a robust peer group for comparison purposes. As a result, new peer companies will occasionally be added as existing peers are removed due to material changes to their business. In evaluating which peer companies to include, the Compensation Committee reviewed: 1) other companies of similar size; 2) other companies in the oil and gas exploration and production industry; and 3) companies with similar strategies regarding acquisitions and shareholder returns. The Compensation Committee then analyzed each company based on, but not limited to:

•	Market capitalization;
•	Revenue;
•	Assets;
•	Enterprise value; and
•	Operational or strategic similarities.

The peer group for fiscal 2024 was comprised of the following fifteen oil and gas companies:

•	Amplify Energy Corporation;
•	Battalion Oil Corporation;
•	Berry Corporation;
•	Epsilon Energy Ltd.;
•	Granite Ridge Resources, Inc.;
•	Kimbell Royalty Partners, L.P.;
•	Northern Oil and Gas, Inc.;
•	PHX Minerals Inc.;
•	PEDEVCO Corp.;
•	Riley Exploration Permian, Inc.;
•	Ring Energy, Inc.;
•	SandRidge Energy, Inc.;
•	TXO Partners, L.P.;
•	U.S. Energy Corp.; and
•	Vitesse Energy, Inc.

Business Environment

As a public company engaged in the acquisition, exploitation and development of oil and natural gas properties we operate in an extremely cyclical industry. In an effort to combat this volatile environment, the Company has maintained an experienced management team that has grown share value through a series of acquisitions of oil and natural gas properties without taking on burdensome debt that could constrain future operations. However, financial success is and will continue to be heavily impacted by commodity prices that have experienced extreme volatility over the years.

As discussed in “Elements of Our Compensation Program for Fiscal Year 2024,” annual short-term and long-term incentive compensation include objective performance metrics that can be measured in numerical and/or operational terms. However, the Compensation Committee has exercised, and will continue to exercise, a degree of discretion in administering the compensation programs for the named executive officers in order to retain flexibility to take into account and adjust for special or unusual factors, such as commodity price volatility, as well as other factors, including the fact that all of the Company revenue is dependent on the activities of third-party operators. The Compensation Committee believes that this is necessary in order to retain and reward management for efforts that may not immediately translate to specific performance metrics, but that ultimately will drive long-term, sustainable increases in stockholder value. The Compensation Committee recommended to the Board and received approval to revise the compensation structure to become more quantitative and performance-based beginning in fiscal year 2015 with a significant portion of compensation at risk, particularly as to long-term incentive pay. This trend has continued into fiscal year 2024 and is expected to continue for the foreseeable future.

Consideration of Risk

Our compensation programs have been constructed to provide the named executive officers with incentives to increase stockholder value over the long term, while avoiding excessive risk-taking in the short term. A significant portion of all employees’ compensation has and will continue to be paid out through equity grants vesting over multi-year periods. In establishing performance goals for compensation programs, the Compensation Committee has utilized a mix of financial, operational, strategic, and sustainability metrics to avoid excessive weight on any single criterion.

The Compensation Committee believes that the Company’s executive compensation practices are appropriate to (i) encourage our named executive officers to take appropriate levels of risk; (ii) create sustained stockholder value over time; and (iii) are appropriate based on our size and market capitalization.

Review of Say on Pay Advisory Vote

At the 2023 annual meeting, the Company’s stockholders had the opportunity to provide an advisory vote on the compensation paid to the named executive officers. Over 96% of the total shares voted at the 2023 annual meeting were cast in favor of the compensation provided to the named executive officers. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support for its approach to executive compensation and did not believe it was necessary to make changes to the named executive officer compensation program for 2024 specifically in response to the advisory vote, in the prior year.

V.     Elements of Our Compensation Program for Fiscal Year 2024

As discussed in more detail below, our compensation program during fiscal year 2024 for the named executive officers consisted of the following elements:

•	base salary;
•	short-term incentive pay (“STIP”), comprised of performance-based cash incentive awards;
•	long-term incentive pay (“LTIP”), comprised of equity-based compensation including:
◦	Time-vested restricted common stock, which are eligible for dividends prior to vesting;
◦	Performance-based restricted common stock awards that vest if Company performance relative to defined peer groups meet predetermined targets, which are eligible for dividends prior to vesting; and
◦	Performance-based contingent share units that vest if Company performance relative to defined peer groups meet predetermined outperform targets, which are not eligible for dividends prior to vesting; and
•	other industry standard benefits, which are also available to all employees.

Base Salary

The base salaries of the named executive officers are the foundation on which all other compensation elements are built. We currently utilize base salary to attract qualified executive talent and retain our senior management team. The Company believes that paying base salaries that are competitive with companies with which we compete for talent is essential to maintaining stability in our leadership. In establishing the named executive officers’ base salaries, the Compensation Committee considers the responsibilities and duties of the individual, historical performance, industry experience, overall importance to the Company, and compensation levels at peer companies.

The base salaries of our named executive officers for fiscal year 2024 were reviewed and set by the Compensation Committee. The following table sets forth the named executive officers’ base salaries for the last two fiscal years.

	Base Salary
Named Executive Officer	Fiscal Year 2024	Fiscal Year 2023
Kelly W. Loyd	$375,000	$375,000
President & Chief Executive Officer
J. Mark Bunch	305,000	305,000
Chief Operating Officer
Ryan Stash	292,200	292,200
Senior Vice President, Chief Financial Officer & Treasurer

Short-Term Incentive Pay (“STIP”)

Each fiscal year, our named executive officers and all other employees of the Company have the opportunity to earn cash payments under the annual STIP program. The STIP is designed to motivate employees to achieve near-term corporate and individual goals and to align executive and employees’ interests with our stockholders’ interests. Elements of the corporate objectives that drive determination of the STIP for the named executive officers are used in deciding STIP payouts for all staff. The Compensation Committee considers certain financial, operational, strategic and sustainability metrics based on the Company’s performance in determining the annual STIP bonuses for executive officers and staff. STIP targets are determined using individual performance ratings and the Company’s performance goals.

Our performance goals are intended to serve as guidelines for our Compensation Committee to align cash awards with the accomplishment of Company objectives that are believed to drive market valuation. Our Compensation Committee retains the ability to apply discretion to awards based on subjective measures, such as extenuating market circumstances or individual performance.

The Company performance levels for each metric were approved by the Compensation Committee based on the Company’s corporate plan, including predetermined financial targets and specified milestones relating to our short-term and long-term strategic objectives, including successful execution of acquisitions of oil and natural gas properties and organic growth opportunities.

Each year, the Compensation Committee considers the CEO’s recommendations as to the individual ratings of all employees other than the CEO and ultimately determines each named executive officer’s individual rating and ratifies the CEO’s ratings of employees based on their accomplishment of goals. The individual rating for each employee is then combined with the corporate performance to determine a composite rating or payout. The payout is then multiplied by the target incentive for each employee. The target incentive is defined as a percentage of base salary.

In fiscal year 2024, the target incentive was 100% of base salary for Mr. Loyd and 75% of base salary for Messrs. Bunch and Stash. For fiscal year 2024, the Compensation Committee approved the use of the following categories of objective performance metrics in determining STIP bonus amounts for Messrs. Loyd, Bunch, and Stash:

•	Environmental, Social and Governance;
•	Adjusted EBITDA;
•	Reserve replacement; and
•	Total shareholder return.

In any metric category, if the Threshold is achieved, 50% of weighting is earned. If the Target is achieved, 100% of weighting is earned. If the Outperform is achieved, 150% of weighting is earned. Achievement is prorated linearly once the Threshold level is achieved between Threshold, Target and Outperform, resulting in earning between 50% and 150% of weighting. If the Threshold is not achieved in a metric category, no credit is earned. The Outperform level is a cap in that no additional award is earned for performance in excess of the Outperform level.

For fiscal year 2024, the Compensation Committee approved threshold (minimum), target and outperform levels for the performance metrics (as set forth in the tables below):

	Threshold	Target	Outperform		Actual
Metric	(50%)	(100%)	(150%)	Weight	Performance

Environmental, Social and Governance	Various Reporting Metrics (1)			5%	7.5%
Adjusted EBITDA	$35 million	$42 million	$50 million	20%	—%
Reserve Replacement	100%	150%	200%	25%	37.5%
Total Shareholder Return	—	2nd Quartile	1st Quartile	15%	—%
Discretionary	n/a	n/a	n/a	35%	15.0%
Total					60.0%

(1)	The Compensation Committee set various qualitative reporting metrics related to the issuance of the Company’s Corporate Sustainability Report (“CSR”) and improved ESG QualityScores as determined by Institutional Shareholder Services, Inc. (“ISS”). The Compensation Committee determined that the Outperform level was achieved due to the publication of the Company’s annual CSR in November 2023 and a satisfactory ISS ESG QualityScores following the publication of the CSR.

Long-Term Incentive Pay (“LTIP”)

We utilize an LTIP program to award restricted common shares and restricted common units as a compensation vehicle that we believe aligns the interests of our officers and all other employees with stockholders. The Compensation Committee believes that delivering a significant portion of total compensation in the form of long-term incentives that vest over a period of several years and the achievement of performance objectives acts to retain our management team over the long-term and motivate them to engage in activities that will promote sustainable increases in the value of our company and the price of our common stock. Primarily through long-term incentive grants, our named executive officers have accumulated significant share ownership, with beneficial ownership as of September 30, 2024 totaling approximately 2.6% of outstanding common shares. In addition, all employees, including the named executive officers, are more fully aligned with stockholders as a result of our stock retention policy, which is described in more detail in the section “Other Compensation Policies Affecting the Named Executive Officers.”

All employees of the Company are generally granted time-vested restricted common stock and performance-based restricted common stock on an annual basis, following completion and acceptance of the annual independent engineering reserve report and year-end financial statement audit. In general, the size of the restricted share grants for all employees, including the named executive officers, is determined utilizing individual LTIP targets that are based on a percentage of each employee’s base salary.

For fiscal year 2024, the Compensation Committee and the Board approved an LTIP structure that is weighted towards performance-based targets (66.7%), with the balance based on time-based vesting targets (33.3%).

Performance-based awards

The Company has granted performance-based restricted common stock and performance-based contingent share units that are earned based on the three-year trailing total stockholder return (“TSR”) of the Company’s common stock compared to the peer group set forth above. Vesting of awards occurs at the end of predetermined TSR measurement periods, typically three years.

For fiscal year 2024, the performance-based restricted common stock vest in full if over the three-year measurement period ending June 30, 2026, the combination of Relative TSR is in the top half (50-100%). For computing Relative TSR, any company in the peer group declares bankruptcy or becomes insolvent, it remains in the peer group with a TSR of negative 100%. Any company that merges with a change of control or is sold remains in the peer group with a TSR computed on the final merger or sale value. Paid dividends are included in calculations of stockholder return.

Performance-based contingent share units vest in full if the combination of the Relative TSR is in the top quartile (75-100%) over the three-year measurement period ending June 30, 2026.

Time-Vested Restricted Common Stock

For fiscal year 2024, 33.33% of the LTIP award shares for each named executive officer is time-vested restricted common stock that is based on continuous employment over the next three years from date of grant, vesting in equal installments on September 1st.

The following table sets forth the total target LTIP awards granted to each of the named executive officers during fiscal year 2024:

Named Executive Officer	Target % of FY24 Base Pay	Individual LTIP Grant	Number of Target Time-Vested Restricted Shares (1)	Maximum Number of Total Performance-Based Restricted Shares (2) (3)
Kelly W. Loyd	150%	$562,500	26,298	52,595
President and Chief Executive Officer
J. Mark Bunch	100%	305,000	14,259	28,518
Chief Operating Officer
Ryan Stash	100%	292,200	13,661	27,321
Senior Vice President, Chief Financial Officer & Treasurer

(1)	Based on grant value divided by the closing market price of our common stock on September 15, 2023, or $7.13 as determined by the Board.
(2)	Performance-based restricted shares may vest only after satisfying achievement of various performance metrics discussed above.
(3)	Not included in the table above are 39,447, 21,389, and 20,491 shares of performance-based contingent share units for Messrs. Loyd, Bunch and Stash, respectively, that are contingent upon meeting outperform targets as described above.

For fiscal years 2024 and 2023, the Company awarded the following amounts of securities to employees, including the named executive officers, and directors:

Fiscal Year	Sign-on Stock Awards	Stock Options	Stock Awards (1)	Total Awards (2)	Common Shares Outstanding (3)
2024	—	—	396,246	396,246	33,606,532
2023	222,500	—	303,877	526,377	33,440,195

(1)	Reflects target time-vested restricted stock, performance-based restricted stock awards and performance-based contingent share units awarded for the fiscal years ended June 30, 2024 and 2023.
(2)	A portion of these awards may be forfeited if they are unvested at the time of separation, absent an agreement stating otherwise.
(3)	As of September 30 of the year noted.

Benefits

The Company provides benefits to the named executive officers that are the same as those provided to all employees, entitling them to dollar-for-dollar matching cash contributions pursuant to a 401(k) Plan (up to 6% subject to certain limits), life insurance, accidental death and dismemberment insurance, medical benefits, and short-term disability premiums paid by the Company. The value of these benefits is included in the summary compensation table in the column “All Other Compensation.”

The Company does not sponsor a defined benefit pension plan or any non-qualified deferred compensation plans. Company policy prohibits loans to named executive officers and they receive no perquisites.

VI.  Severance Arrangements

Change in Control Policy

All of our employees, including the named executive officers, are covered by the Evolution Petroleum Corporation Severance Policy for Change in Control Events (“CIC Policy”), which was adopted by the Compensation Committee in August 2010 and amended and restated in May 2023. In the event a named executive officer is entitled to benefits under an employment agreement and the CIC Policy, the greater benefit will prevail. Under the terms of the CIC Policy, a change in control event is defined as (i) the sale of all, or substantially all, of the Company’s assets; (ii) approval by the Company’s stockholders of a merger or sale of the corporation with or into another entity in which the majority of the Board of Directors will change; or (iii) one or more affiliated entities or persons acquire common stock sufficient to collectively own or control forty percent (40%) or more of the outstanding common stock. The CIC Policy provides that upon termination of employment within one year following a change in control all unvested stock options, warrants and restricted stock held by employees and directors will fully vest, provided that awards with performance criteria will vest based on performance achieved as of the date of the change in control. In addition, employees terminated within one year of the change in control event receive severance pay in the amount of one year of base pay and targeted annual discretionary bonus, plus one-year continuation of the Company’s subsidy of health insurance benefits.

The following table shows, as of June 30, 2024, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment in each of the circumstances indicated in the table.

Named Executive Officer	Severance Plan Payment (1)	Other Benefits (2)	Fair Market Value of Accelerated Equity Compensation (3)	Total Value
Kelly W. Loyd
Change in Control	$750,000	$26,692	$770,411	$1,547,103
Death or Disability	—	—	885,929	885,929
J. Mark Bunch
Change in Control	533,750	29,729	404,778	968,257
Death or Disability	—	—	424,351	424,351
Ryan Stash
Change in Control	511,350	28,375	326,455	866,180
Death or Disability	—	—	424,351	424,351

(1)	Represents one year of salary and one year of short-term incentive bonus, based on the officer’s target incentive.
(2)	Represents an estimate of the cost to reimburse the executive’s contribution to the cost of one year of health insurance benefits provided to the named executive officer based on coverage and contribution rates in effect at June 30, 2024.
(3)	For change in control, the fair market value of accelerated equity awards includes only those awards that were not currently vested, if performance would have been met in accordance with the CIC policy, as of June 30, 2024, using a closing stock price of $5.27 per share on such date. For death or disability, the fair market value of accelerated equity awards includes only those awards that were not currently vested and would be permitted to vest in accordance with each individual grant’s terms, as of June 30, 2024, using a closing stock price of $5.27 per share on such date.

VII.     Other Compensation Policies Affecting the Named Executive Officers

Stock Retention Policy

In May 2023, the Board of Directors revised the Evolution Petroleum Corporation Stock Retention Policy for Directors and Employees (the “stock retention policy”). The stock retention policy requires all directors and employees, including the named executive officers, to retain share ownership at specified levels, depending on level of responsibility. The named executive officers must retain a number of shares of Common Stock equal to 60% of the total number of award shares granted to such officer through the Company’s equity incentive plan, short-term incentive plan or any similar or successor plans that have vested during the trailing thirty-six (36) month period. Other corporate officers and managers are subject to similar requirements, except the look-back period is twenty-four (24) months. For all other employees, the look-back period is twelve (12) months. In addition, each non-employee director must retain a number of shares or equivalent equity awards equal to 60% of the total number of share awards received through the Company’s equity incentive plan, short-term incentive plan or any similar or successor plans that have vested during the trailing thirty-six (36) months, excluding stock awards received in lieu of a cash retainer. Employees and directors have the later of two years from the initial date of employment or appointment or the date of adoption of this policy to comply with the stock retention policy. As a result of our substantial reliance on long-term incentives historically, coupled with the stock retention policy, our directors and named executive officers beneficially owned approximately 10.1% of the Company’s common stock as of September 30, 2024. Based on stock ownership reports filed with the SEC, all directors and executive officers were in compliance with this stock retention policy as of September 30, 2024.

Timing of Grants and Release of Material Non-Public Information

The Company has historically maintained consistency in the timing of LTIP grants to all employees, including the named executive officers. Such grants have typically been made in connection with the approval of our fiscal year-end audited financial statements and year-end engineering reserve report by the Audit Committee and the Board of Directors. In certain cases in the past, grants have been delayed until the annual meeting as a result of additional deliberations by the Compensation Committee or other factors. The Company typically issues awards during open trading windows and has not in the past timed, nor does it plan to time, the release of material, non-public information to affect the value of executive compensation.

Financial Restatement and Incentive Compensation Recoupment

In September 2023, the Board of Directors of the Company approved and adopted an Incentive Compensation Recoupment Policy intended to meet the requirements of newly adopted Section 811 of the NYSE American Company Guide and new Rule 10D-1 of the Securities Exchange Act of 1934, as amended. The Company adopted the policy in advance of the deadline mandated by Section 811. As required by Section 811, the Company’s policy provides for the recovery of incentive compensation from current or former executive officers in the event of an accounting restatement.

If the Company is required to prepare a Restatement, the Board of Directors shall, unless the Compensation Committee determines it to be impracticable, take reasonably prompt action to recoup all recoverable compensation from any covered person, as defined in the policy.

Trading in the Company’s Stock and Derivatives

No employee or director is permitted to execute open market transactions in the Company’s securities during any blackout period except as prearranged through an approved 10b5-1 sales trading plan. In addition, the Company believes that none of its named executive officers or directors have entered into derivative transactions linked to the Company’s securities.

Executive Officers of the Company

Set forth below is information regarding our executive officers, including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning executive officers’ ownership of our common stock, see the table and related information provided under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Kelly W. Loyd, age 50, has served as a director of Evolution since 2008 and has served as President and Chief Executive Officer since October 2022, after serving as interim President and Chief Executive Officer from June to October 2022. He is also Chair of the Investment Committee and a member of the Sustainability and Reserves Committees. Before joining Evolution, Mr. Loyd was involved in private energy investments through Petralis Energy Partners, LLC and JVL Advisors, LLC since 2004. His prior experience includes roles in the energy corporate finance investment banking group at RBC Capital Markets, Howard Frazier Barker Elliot, and was a founder and controller of L.A.B. Sports and Entertainment. He began his career as an analyst in the energy corporate finance investment banking group at Jefferies and Company, Inc. Mr. Loyd holds a B.S. in Economics with Finance Applications from Southern Methodist University and an MBA from Rice University.

J. Mark Bunch, age 65, was appointed by the Board of Directors to serve as Chief Operating Officer on February 21, 2023. Mr. Bunch had been providing consulting services to the Company since 2016. From 2020 until he joined the Company, Mr. Bunch was a Senior Vice President and founding partner with Alamo Resources III, LLC. Since 2016, Mr. Bunch has also provided consulting services to upstream energy companies through his wholly-owned firm, Dantoria Energy, LLC. In 2017, he was associated with Camber Energy, Inc. as Senior Vice President, Engineering and Operations. From 2012 to 2016, he was Asset Manager for Davis Petroleum Corp. From 2007 to 2012, he was Chief Operating Officer and founding partner of Mecom Oil, LLC. From 1999 to 2007, he was Vice President for Huddleston & Co., Inc. From 1993 to 1999, he was Engineering Manager for Petrocorp Inc. Prior to 1992, Mr. Bunch was employed by Arco Oil and Gas Company. Mr. Bunch is a registered professional engineer in Texas and earned a B.S. in Petroleum Engineering from Texas A&M University.

Ryan Stash, age 48, was appointed by the Board of Directors to serve as Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary November 18, 2020. Mr. Stash previously served as Vice President and Chief Financial Officer of Harvest Oil & Gas Corp from October 2018 to November 2020. Prior to joining Harvest Mr. Stash served as a Managing Director at Regions Securities focused on the energy sector. Prior to that, he spent eleven years in the Energy Investment Banking Group for Wells Fargo Securities in Houston rising to the level of Director. Previously, Mr. Stash was an auditor for Hewlett-Packard and Ernst & Young, LLP. He is a Certified Public Accountant in the State of Texas and received an MBA from the McCombs School of Business, a Masters in Professional Accounting and a Bachelor of Business Administration, from the University of Texas at Austin.

Summary Compensation Table

The following Summary Compensation Table (“SCT”) sets forth a summary of executive compensation for our named executive officers for the fiscal years indicated.

	Fiscal				Stock	All Other
Name and Principal Position	Year	Salary		Bonus (1)	Awards (2)(3)	Compensation (4)	SCT Total
Kelly W. Loyd	2024	$375,000		$225,000	$422,604	$57,957	$1,080,561
President & Chief Executive Officer	2023	364,500	(5)	280,875	1,325,285	16,694	1,987,354

J. Mark Bunch	2024	305,000		137,250	229,142	45,631	717,023
Chief Operating Officer	2023	108,705		59,967	574,719	9,480	752,871

Ryan Stash	2024	299,175		131,490	219,528	47,125	697,318
Senior Vice President, Chief Financial Officer & Treasurer	2023	285,722		164,143	267,483	42,642	759,990

(1)	Bonuses reflect STIP amounts earned based on performance for the fiscal year indicated and accrued into such fiscal year for accounting and income tax purposes. Bonuses are typically paid in September of the subsequent fiscal year.
(2)	Represents the grant-date fair value of time-vested and performance-based restricted common stock awards granted during the fiscal year indicated, calculated in accordance with FASB ASC Topic 718, and does not reflect the actual value that may be received by the executive. The assumptions used in calculating these values can be found in the notes to the Company’s audited consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended June 30, 2024 and 2023, respectively. The amounts in the table above are generally based on target stock award amounts for each executive, and potentially vest over the next three years.
(3)	The grant-date fair value associated with performance-based award units contingent on achieving outperform targets, which were considered not probable of achievement at issuance, were excluded from “Stock Awards” for each officer. If these performance-based contingent share units were considered probable of vesting, then the grant-date fair value of the awards would be as follows:

	Fiscal Year Ended
	2024		2023
		Grant Date		Grant Date
Name	Units	Fair Value	Units	Fair Value
Kelly W. Loyd	39,447	$76,922	23,409	$111,895
J. Mark Bunch	21,389	41,709	4,521	14,286
Ryan Stash	20,491	39,957	11,580	59,405

(4)	Represents amounts for (i) matching contributions to the 401(k) Plan on each named executive officers’ behalf and (ii) health, life, accidental death, dismemberment and short-term disability insurance premiums paid by the Company on each named executive’s officer’s behalf. The Company does not reimburse executives for membership in social clubs or other similar perquisites. Dividends paid during the fiscal year on unvested restricted stock beneficially owned by each officer as outlined in the table below, were excluded from “All Other Compensation” as the valuation of the stock awards calculated in accordance with FASB ASC Topic 718 took into account the receipt of dividends.

	Fiscal Year Ended
Name	2024	2023
Kelly W. Loyd	$106,831	$63,609	(a)
J. Mark Bunch	59,919	22,455
Ryan Stash	68,381	92,876

a.	Includes $1,366 of dividends paid on unvested restricted stock granted to Mr. Loyd in connection with his compensation as a board member during fiscal year 2022.
(5)	Includes $6,500 in investment committee chair and board meeting fees and $108,000 earned by Mr. Loyd serving as Interim President and Chief Executive Officer until his appointment to President and Chief Executive Officer on October 26, 2022. Also, includes $250,000 in prorated base pay earned by Mr. Loyd in base salary commencing with his effective date of hire as President and Chief Executive Officer.

Pay Versus Performance

The following tables are provided to link the relationship between the pay of our Principal Executive Officer (“PEO”) and our non-PEO Named Executive Officer (“NEOs”) to certain of our financial performance measures in accordance with Item 402(v) of Regulation S-K and Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. For the tables below, Compensation Actually Paid (“CAP”) is calculated in accordance with the disclosure requirements of the SEC rules and does not necessarily reflect actual amounts earned and/or paid to our PEO or Non-PEO NEOs or how performance is evaluated for each executive during the years covered. For additional information regarding our Compensation Committee strategy for executive compensation, please review our “Compensation Discussion and Analysis” section.

	SCT Total			Average SCT	Average CAP	Total
Fiscal	for	CAP to		Total for	to Non-PEO	Shareholder	Net income (loss)
Year	PEO (1)	PEO (1)(2)		Non-PEO NEOs (3)	NEOs (3)(4))	Return (5)	(in thousands) (6)
2024	$1,080,561	$610,200		$707,170	$443,562	$130.66	$4,080

2023	1,987,354	2,104,263		756,431	1,149,262	184.95	35,217

2022	3,750	3,750	(7)
2022	1,524,638	621,162		752,364	926,820	117.04	32,628

(1)	Mr. Loyd served as our PEO for fiscal years 2024 and 2023 and Mr. Brown served as our PEO for fiscal year 2022. In addition, Mr. Loyd was appointed interim PEO upon the departure of Mr. Brown on June 28, 2022 and earned a prorated amount of an annual base compensation of $325,000.

(2)	CAP to our PEO was calculated in accordance with FASB ASC Topic 718 using valuation assumptions not materially different from those at the time of grant. Adjustments to stock-based compensation from the fair value at the time of grant are as follows:

					Year-over-year	Year-over-year		Fair Value
		Deduction	Year-end	Vesting Date	Change in Fair	Change in Fair		at Prior
		for Amounts	Fair Value of	Fair Value of	Value of	Value of Vested		Year-end of
	SCT Total	under Stock	Unvested	Vested Awards	Unvested	Awards Granted		Awards
Fiscal	for	Awards Column	Awards Granted	Granted During	Awards Granted	in Prior		Forfeited
Year	PEO	in SCT	During the Year	the Year(a)	in Prior Year(s)	Year(s)(a)		During the Year	CAP Total(b)
2024	$1,080,561	$(422,604)	$281,649	$37,869	$(401,636)	$34,361		$—	$610,200

2023	1,987,354	(1,325,285)	1,364,352	61,281	—	16,561	(c)	—	2,104,263

2022	3,750	—	—	—	—	—		—	3,750
2022	1,524,638	(409,485)	—	119,719	—	221,614		(835,324)	621,162

a.	Includes cash dividends paid during the fiscal years presented on unvested restricted stock awards beneficially owned.
b.	The fair values associated with performance-based award units contingent on achieving outperform targets, which were considered not probable of achievement at issuance, were excluded from the computation of CAP for the table above. If these performance-based contingent share units were considered probable of vesting, then the CAP fair value of the awards would be as follows:

		Year-over-year	Fair Value
	Year-end	Change in Fair	at Prior
	Fair Value of	Value of	Year-end of
	Unvested	Unvested	Awards
Fiscal	Awards Granted	Awards Granted	Forfeited
Year	During the Year	in Prior Year(s)	During the Year	CAP Adjustment
2024	$33,135	($79,825)	$—	$(46,690)
2023	128,750	—	—	128,750
2022	—	—	(584,679)	(584,679)
c.	Awards of time-vested restricted stock were granted to Mr. Loyd in connection with his compensation as a board member during the fiscal year 2022. These awards vested in full on December 8, 2022, the date of the prior year’s annual meeting of stockholders of the Company.
(3)	For fiscal years 2024 and 2023, our non-PEO NEOs include Mr. Bunch and Mr. Stash. Mr. Bunch was appointed Chief Operating Officer on February 21, 2023. Averages for fiscal years 2024 and 2023 were calculated using a straight average of amounts earned, if any, for each category by Mr. Bunch and Mr. Stash during the years. For fiscal year 2022, our non-PEO NEO includes Mr. Stash.

(4)	Average CAP to our non-PEO NEOs was calculated in accordance with FASB ASC Topic 718 using valuation assumptions not materially different from those at the time of grant. Adjustments to stock-based compensation from the fair value at the time of grant are as follows:

					Year-over-year	Year-over-year
	Average	Deduction	Year-end	Vesting Date	Change in Fair	Change in Fair
	SCT Total	for Amounts	Fair Value of	Fair Value of	Value of	Value of Vested
	for	under Stock	Unvested	Vested Awards	Unvested	Awards Granted
Fiscal	Non-PEO	Awards Column	Awards Granted	Granted During	Awards Granted	in Prior
Year	NEOs	in SCT	During the Year	the Year(a)	in Prior Year(s)	Year(s)(a)	CAP Total(b)
2024	$707,170	$(224,335)	$149,510	$20,102	$(187,022)	$(21,864)	$443,562
2023	756,431	(421,101)	514,471	19,565	140,751	139,145	1,149,262
2022	752,364	(222,595)	248,978	28,142	72,433	47,498	926,820

a.	Includes cash dividends paid during the fiscal years presented on unvested restricted stock awards beneficially owned.
b.	The fair values associated with performance-based award units contingent on achieving outperform targets, which were considered not probable of achievement at issuance, were excluded from the computation of CAP for the table above. If these performance-based contingent share units were considered probable of vesting, then the CAP fair value of the awards would be as follows:

		Year-over-year	Fair Value
	Year-end	Change in Fair	at Prior
	Fair Value of	Value of	Year-end of
	Unvested	Unvested	Awards
Fiscal	Awards Granted	Awards Granted	Forfeited
Year	During the Year	in Prior Year(s)	During the Year	CAP Adjustment
2024	$17,590	$(27,452)	$(99,697)	$(109,559)
2023	44,278	50,734	—	95,012
2022	32,637	18,654	—	51,291

(5)	The Company’s Total Shareholder Return is calculated cumulatively as an initial fixed $100 investment with dividends reinvested for each measurement in accordance with Item 201(e) of Regulation S-K period beginning on June 30, 2021 and ending on June 30, 2024, 2023 and 2022.
(6)	Represents Net Income (Loss) as reported in the Company’s audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal years ended June 30, 2024 and 2023.
(7)	Mr. Loyd was appointed Interim President and Chief Executive officer on June 30, 2022 and earned a prorated amount of an annual base compensation of $325,000 for his service in this role.

Relationship Between CAP and Performance Measures

The relationship between Compensation Actually Paid, as calculated in accordance with SEC rules, and performance measures presented in the Pay Verses Performance table above are depicted in the following graphs.

Fiscal Year 2024 Grants of Plan-Based Awards

The following table sets forth information concerning annual incentive awards granted during fiscal year 2024 to each of our named executive officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards; Number of Shares (#)	Grant Date Fair Value of Stock Awards ($) (1)
Kelly W. Loyd	9/22/2023	—	(2)	52,595	(2)	52,595	(2)	—	$252,456
Kelly W. Loyd	9/22/2023	—		26,298	(3)	—		—	170,148
Kelly W. Loyd	9/22/2023	—		—		39,447	(4)	—	—
J. Mark Bunch	9/22/2023	—	(2)	28,518	(2)	28,518	(2)	—	136,886
J. Mark Bunch	9/22/2023	—		14,259	(3)	—		—	92,256
J. Mark Bunch	9/22/2023	—		—		21,389	(4)	—	—
Ryan Stash	9/22/2023	—	(2)	27,321	(2)	27,321	(2)	—	131,141
Ryan Stash	9/22/2023	—		13,661	(3)	—		—	88,387
Ryan Stash	9/22/2023	—		—		20,491	(4)	—	—

(1)	Represents the grant date fair value of time-vested and performance-based restricted stock awards calculated in accordance with FASB ASC Topic 718, “Stock Compensation” and is based on the closing price of our common stock on the day prior to the date of grant or other valuation methods as disclosed in Note 11, “Stockholders’ Equity,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2024.
(2)	Represents performance-based restricted stock awards based on the trailing three-year annual TSR compared to peer group. The performance period for these performance grants is the three-year measurement period ended June 30, 2026. Shares that ultimately vest at the end of the three-year measurement period could be less than the Threshold noted above.
(3)	Represents an award of time-vested restricted common stock, that vests in three equal annual installments beginning on September 1, 2024, assuming continuous employment throughout the term.
(4)	Represents performance-based contingent share unit awards that have vesting conditions for outperform targets that are based on a combination of the trailing three-year annual TSR compared to peer group. The performance period for these performance grants is the three-year measurement period ended June 30, 2026. The grant-date fair value of these awards is not included in the table as achieving the performance targets was considered not probable of achievement at issuance. If these performance-based contingent share units were to vest, the grant-date fair value of the awards would be $76,922, $41,709, and $39,957 for Messrs. Loyd, Bunch, and Stash, respectively.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth information regarding unvested securities outstanding for each named executive officer as of June 30, 2024.

	Stock awards
Name	Number of shares or units that have not vested (#) (1)	Market value of shares or units of stock that have not vested (#) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Kelly W. Loyd	216,315	$1,139,980	62,856	$331,251
J. Mark Bunch	114,832	605,165	25,910	136,546
Ryan Stash	98,374	518,431	32,071	169,014

(1)	Unvested time-vested restricted shares vest on each of the subsequent three or four anniversaries from the date of grant. Unvested performance-based restricted shares may vest based on the achievement of TSR-based targets, as well as the average absolute return of the Company’s common stock.
(2)	The values were calculated based upon the closing price of our common stock on June 30, 2024, which was $5.27 per share.
(3)	Unvested performance-based contingent share units may vest based on the achievement of outperform TSR-based targets together with average absolute return of the Company’s common stock.

Option Exercises and Stock Vested During Fiscal Year End 2024

The following table provides information about the value realized by the named executive officers on option exercises, vesting of restricted stock, and award payouts during fiscal year 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kelly W. Loyd	32,803	$230,119
J. Mark Bunch	21,507	126,997
Ryan Stash	77,863	491,111

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any stockholder that intends to submit a proposal or nomination for inclusion in next year’s proxy statement for the 2024 annual meeting of stockholders must be received no later than June 26, 2025. Only proposals that conform to the requirements of Rule 14a-8 of the Exchange Act, meet all the relevant requirements of our bylaws, and are timely received by the Company will be included in the proxy statement. Any such proposal should be delivered to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079.

Stockholders who intend to submit a proposal or director nomination for presentation in the 2025 annual meeting of stockholders, other than as pursuant to Rule 14a-8, must timely deliver notice to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079. To be timely, the notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received no later than October 6, 2025, and no earlier than September 6, 2025. Additionally, any such notice must also comply with the timing, disclosure, procedural, and other requirements as set forth in section 2.10 of our bylaws.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 6, 2025.

IMPORTANT VOTING INFORMATION

SEC RULES CONCERNING THE ELECTION OF DIRECTORS

Your broker is not permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company’s future.

More Information Is Available

If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares.

OTHER MATTERS

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annual Report

A copy of the Company’s annual report on Form 10-K without exhibits, for the fiscal year ended June 30, 2024 filed with the Securities and Exchange Commission accompanies this proxy statement. Copies of the Form 10-K exhibits are available without charge. Stockholders who would like such copies should direct their requests in writing to: Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079.

Householding and Combining Accounts

We may deliver only one proxy statement and annual report to an address shared by multiple stockholders unless we receive contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like an additional copy of this proxy statement and annual report or future copies of proxy statements and annual reports may make a written or verbal request to: Continental Stock Transfer & Trust, 1 State Street 30th Floor, New York, NY 10004-1561, (800) 509-5586.

Similarly, any stockholders sharing an address and currently receiving multiple copies of proxy statements and annual reports may request that only a single copy of a proxy statement and annual report be delivered to them in the future. In addition, any stockholder with multiple accounts (receiving multiple proxy cards) who wishes to consolidate the stockholder’s shares into a single account can do so by contacting Continental Stock Transfer at the address and telephone number above.

By Order of the Board of Directors,

/s/ RYAN STASH
Ryan Stash
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Houston, Texas

October 24, 2024

Appendix A

EVOLUTION PETROLEUM CORPORATION

AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

1.Purpose; Eligibility.

1.1General Purpose. Evolution Petroleum Corporation, a Nevada corporation (the “Company”), established the Evolution Petroleum Corporation 2016 Equity Incentive Plan (the “Plan”) to enable the Company and its Affiliates to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to Employees, Consultants, and Directors and align their interests with those of the Company’s shareholders, and to promote the long-term success and prosperity of the Company. The following provisions constitute an amendment, restatement, and continuation of the Plan effective as of the Effective Date in the form of “Evolution Petroleum Corporation Amended and Restated 2016 Equity Incentive Plan”.

1.2Eligibility. The persons eligible to receive Awards are the Employees, Consultants, and Directors and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants, and Directors after the receipt of Awards; provided, however, that Incentive Stock Options may be granted only to Employees; and provided further that, no Award to an individual who is not an Employee, Consultant or Director shall be effective prior to the date on which such individual becomes an Employee, Consultant or Director.

1.3Available Awards. Awards that may be granted under the Plan include (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, and (e) Performance Share Awards.

2.Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, or a Performance Share Award.

“Award Agreement” means a written agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan and including provisions not inconsistent with the Plan. An Award Agreement may be transmitted electronically to any Participant at the Company's discretion. Any such document is an Award Agreement regardless of whether any Participant signature is required. An Award Agreement may contain provisions not inconsistent with the Plan as determined by the Board or the Committee.

“Board” means the Company's Board of Directors, as constituted at any time.

“Cause” means:

(a)With respect to any Employee or Consultant:

(i)If the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(ii)If no such agreement exists, or if such agreement does not define Cause: (A) a plea of guilty or no contest to a felony or the commission of any other act involving material willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (B) conduct that results in material harm to the reputation or business of the Company or any of its Affiliates; (C) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (D) material violation of state or federal securities laws.

(b)With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

(i)malfeasance in office, including material undisclosed conflict of interest;

(ii)gross misconduct or neglect;

(iii)false or fraudulent misrepresentation inducing the Director’s appointment;

(iv)willful conversion of corporate funds; or

(v)repeated failure to regularly participate in Board meetings despite receiving proper notice of the meetings in advance.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” shall be deemed to have occurred if:

(a)the shareholders of the Company approve, and the consummation of a reorganization, merger, or consolidation has occurred, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding Voting Securities representing at least fifty-one percent (51%) of the Voting Securities of the reorganized, merged or consolidated company and at such time, or within twelve (12) months thereafter, members of the Incumbent Board cease to constitute a majority of the Board;

(b)the shareholders of the Company approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or

(c)any “person,” as that term is defined in Section 3(a)(9) of the Exchange Act (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate forty percent (40%) or more of either the then outstanding shares Common Stock or the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company. Without limiting the preceding, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of paragraph (c) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (I) the proportionate number of shares of Common Stock beneficially owned by any person to forty percent (40%) or more of the shares of Common Stock then outstanding or (II) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to forty percent (40%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (I) or (II) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Company shall be deemed to have occurred for purposes of paragraph (c).

“Change in Control Policy” means the Company’s Change in Control Severance Policy for Employees, as in effect on the Effective Date and as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee appointed by the Board to administer the Plan in accordance with Section 3.

“Common Stock” means the common stock, $0.001 par value per share, of the Company or other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Evolution Petroleum Corporation, a Nevada corporation, and any successor thereto.

“Consultant” means any individual engaged by the Company or an Affiliate to render consulting or advisory services and is not an Employee or Director.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant, or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant, or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A, this sentence shall only be given effect to the extent consistent with Section 409A. Without limiting the generality of the preceding, for purposes of the Plan, no cessation or interruption of Continuous Service by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A if the applicable Award is subject thereto. In addition, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute a cessation or interruption of Continuous Service.

“Covered Termination” has the meaning ascribed to that term in the Change in Control Policy.

“Director” means a non-Employee member of the Board.

“Disability” means that the Participant is determined disabled by the Social Security Administration or under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates, provided that the long-term disability plan determines a Participant disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected result in death or can be expected to last for not less than twelve (12) months; provided, however, that for purposes of determining the expiration of an Incentive Stock Option under Section 5.6 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. Whether an individual has a Disability shall be determined under procedures established by the Committee.

“Disqualifying Disposition” has the meaning outlined in Section 5.9.

“Dividend Equivalents” has the meaning outlined in Section 6.2(b)(ii).

“Effective Date” means the date this Plan is approved by the Company’s shareholders.

“Employee” means any person, including an Officer or member of the Board, employed by the Company or an Affiliate, provided that, for purposes of determining eligibility to receive an award of Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means, in the case of an Option, the price at which a share of Common Stock may be purchased upon the exercise of an Option and, in the case of a Stock Appreciation Right, the price set as the Exercise Price at the time of grant of the Stock Appreciation Right. In no event shall the Exercise Price of an Option or a Stock Appreciation Right be less than the Fair Market Value of a share of Common Stock on the Grant Date of the applicable Award (or, in the case of the grant of an Incentive Stock Option to a Ten Percent Shareholder, 110% of the Fair Market Value of a share of Common Stock at the Grant Date); provided, however, that the Exercise Price of an Option or Stock Appreciation Right may be granted with an Exercise Price lower than Fair Market Value (or 110% of the Fair Market Value, if applicable) on the Grant Date if such Option or Stock Appreciation Right is granted pursuant to an assumption or substitution for another corresponding award in a manner satisfying the provisions of Section 409A and Section 424 of the Code. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same Exercise Price as the related Option (but in no event less than the Fair Market Value of a share of Common Stock as of the Grant Date of the Related Right).

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange ("NYSE") or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported by such exchange or in any reliable financial reporting service. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee, and such determination shall be conclusive and binding on all persons.

“Good Reason” means:

(a)If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b)If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles from the Participant’s residence.

“Grant Date” means the date on which the Committee adopts a resolution or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution or other action.˙

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Incumbent Board” means (a) the members of the Board on the Effective Date, to the extent that they continue to serve as members of the Board, and (b) any individual who becomes a member of the Board after the Effective Date, (i) upon the death or disability or retirement of, and as the successor to or replacement for, a member of the Board or (ii) if his or her election or nomination for election as a Director is approved by a vote of at least a majority of the then Incumbent Board, except that a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company shall not be considered a member of the Incumbent Board for purposes of this paragraph (ii).

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that, by its terms, does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan. Any Option granted under the Plan may be either an Incentive Stock Option or a Non-qualified Stock Option as determined at the discretion of the Committee. Notwithstanding the preceding, an Option will be deemed a Non-qualified Stock Option unless the Committee specifically designates it as an Incentive Stock Option to the extent that it does not otherwise satisfy the requirements for an Incentive Stock Option.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Share Award” means any Award granted pursuant to Section 6.3.

“Plan” means this Evolution Petroleum Corporation Amended and Restated 2016 Equity Incentive Plan, as amended and restated from time to time.

“Related Rights” has the meaning outlined in Section 6.1(a).

“Restricted Award” means any Award granted under Section 6.2(a).

“Restriction Period” means the period that a Restricted Award or a Performance Share Award is subject to conditions on vesting, performance, and transfer, as applicable, as set forth in the applicable Award Agreement or Section 6.2(c) (with respect to Restricted Awards) and Section 6.3(a) (with respect to Performance Awards).

“Restricted Stock” has the meaning outlined in Section 6.2(a).

“Restricted Stock Unit” has the meaning outlined in Section 6.2(a).

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Section 409A” means Section 409A of the Code (relating to nonqualified deferred compensation requirements).

“Securities Act” means the Securities Act of 1933, as amended.

“Separation from Service” has the meaning ascribed to such a term in the Change in Control Policy.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 6.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the Exercise Price specified in the applicable Award Agreement.

“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Affiliates.

“Vested Unit” has the meaning outlined in Section 6.2(d).

“Voting Securities” means combined voting power entitled to vote generally in the election of Directors of the Company.

3.Administration.

3.1Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors.

3.2Authority of Committee. The Plan shall be administered by the Committee or, at the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority and discretion:

(a)to select from among the eligible Employees, Consultants, and Directors those persons who will receive Awards, to determine the time or times of receipt of Awards, to determine the types of Awards and the number of shares of Common Stock or other amounts covered by the Awards, to establish the terms, conditions (including performance conditions) and other restrictions and other provisions of such Awards, to cancel or suspend Awards, modify the terms of, reissue or repurchase Awards, and accelerate the exercisability or vesting of any Award;

(b)to conclusively construe and interpret the Plan and apply its provisions; to establish, amend, and rescind any rules and regulations relating to the Plan; and to make all other determinations that may be necessary or advisable for the administration of the Plan;

(c)to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; and

(d)to exercise discretion to make any other determinations deemed necessary or advisable for the administration of the Plan.

3.3Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.4Delegation by Committee. Except to the extent prohibited by Applicable Laws, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

3.5Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the

Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

3.6No Repricing. Except for either adjustments under Section 8 (relating to the adjustment of shares) or reductions of the Exercise Price of an Option or Stock Appreciation Right approved by the Company’s shareholders, the Exercise Price for any outstanding Option or Stock Appreciation Right may not be decreased after the Grant Date nor may an outstanding Option or Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or Stock Appreciation Right with a lower Exercise Price or a Restricted Award or Performance Share Award under the Plan. Except as approved by the Company’s shareholders, in no event will any Option or Stock Appreciation Right granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or Stock Appreciation Right is greater than the then current Fair Market Value of a share of Common Stock.

3.7Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest or be paid out no earlier than the first anniversary of the date on which the Award is granted, and the performance period for any Performance Share Awards shall not be less than one-(1) year; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (a) shares delivered in lieu of fully vested cash obligations, (b) additional Awards the Board or the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1; and (c) Awards to Non-Employee Directors which may vest on the earlier of the one (1)-year anniversary of the date of grant or the next annual meeting of shareholders (provided that such vesting period may not be less than 50 weeks after the Grant Date); and, provided further, that the foregoing restrictions do not apply to the Board’s or the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability, or termination of employment or upon a Change in Control pursuant to Section 9, under an Award Agreement or otherwise.

4.Shares Subject to the Plan.

4.1Shares Authorized. Subject to adjustment in accordance with Section 8, a total of 2,555,323 (two million, five hundred and fifty-five thousand, and three hundred and twenty-three) shares of Common Stock shall be available for the grant of Awards under the Plan, provided that no more than 330,000 (three hundred thirty thousand) shares of Common Stock may be granted as Incentive Stock Options. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2Shares Distributed. Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares reacquired by the Company in any manner.

4.3Shares Available for Subsequent Issuance. Any shares of Common Stock subject to an Award that is canceled, forfeited, or expires prior to exercise or realization, either in full or in part, shall become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, including shares covered by a Stock Appreciation Right, (c) shares covered by a cash or stock-settled Stock Appreciation Right or other Awards settled in cash or (d) any shares that were not issued upon the settlement of the Award.

4.4Form of Settlement. To the extent provided by the Committee, any Award may be settled in cash rather than shares of Stock or vice versa.

5.Option Provisions.

5.1Generally. Each Option granted under the Plan shall be subject to the conditions outlined in this Section 5 and to other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the preceding, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time. The provisions of separate Options need not be identical.

5.2Term. No Option shall be exercisable more than ten (10) years from the Grant Date (five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) or such shorter period required by Applicable Laws.

5.3Consideration. The Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Exercise Price may be paid: (i) by delivery to the Company of other Common Stock with a Fair Market Value on the date of delivery equal to the Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock; (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Exercise Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the Exercise Price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the previous, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system), an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

5.4Termination of Continuous Service. Unless otherwise provided in an Award Agreement or an employment agreement, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period ending on the earlier of (a) the date three (3) months following the termination of the Optionholder’s Continuous Service (ninety (90) days in the case of an Incentive Stock Option) or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement (but in no event later than the expiration of the term of the Option in accordance with Section 5.2)t, the Option shall terminate.

5.5Extension of Termination Date. An Optionholder’s Award Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 5.2 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three (3) months after the end of the period during which the exercise of the Option would violate such registration or other securities law requirements.

5.6Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period ending on the earlier of (a) the date twelve (12) months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement (but in no event later than the expiration of the term of the Option in accordance with Section 5.2). If, after termination, the Optionholder does not exercise their Option within the time specified herein or in the Award Agreement, the Option shall terminate.

5.7Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement (but in no event later than the expiration of the term of the Option in accordance with Section 5.2). If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

5.8Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

5.9Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two (2) years from the Grant Date of such Incentive Stock Option or within one (1) year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

6.Provisions of Awards Other Than Options.

6.1Stock Appreciation Rights.

(a)General. Each Stock Appreciation Right granted under the Plan shall be subject to the conditions set forth in this Section 6.1 and to such other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted in tandem with an Option granted under the Plan (“Related Rights”) or alone.

(b)Related Rights. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. The exercise of a Related Right shall cancel the corresponding Option, and the exercise of a corresponding Option shall cancel the Related Right, in any case, with respect to the shares of Common Stock so exercised. Any Related Rights shall be subject to the same terms and conditions relating to transferability and exercise as apply to the related Option (and shall be exercisable only to the same extent as the related Option).

(c)Term of Stock Appreciation Rights. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable more than ten (10) years from the Grant Date

(d)Exercise of Stock Appreciation Rights. A Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right (and related Option, if applicable) exceeds the Exercise Price per share thereof. No Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of the Plan relating to Related Rights are satisfied.

(e)Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the Exercise Price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to the substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash, or a combination thereof, as determined by the Committee.

6.2Restricted Awards.

(a)General. A “Restricted Award” is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock. as the Committee shall determine.

(b)Grants of Restricted Awards.

(i)Each Award of Restricted Stock granted under the Plan shall be subject to the conditions set forth in this Section 6.2(b) and to such other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void unless otherwise waived by the Committee. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends.

(ii)Each Award of Restricted Stock Units granted under the Plan shall be subject to the conditions set forth in this Section 6.2(b) and to such other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Committee, each Restricted Stock Unit (with each unit representing one (1) share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Unless the Committee determines otherwise, Dividend Equivalents shall be paid currently (and in no case later than the end of the fiscal year in which the dividend is paid to the holders of the Common Stock or, if later, the short-term deferral deadline determined under Section 409A).

(c)Restrictions

(i)Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent and subject to such terms and conditions provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

(ii)Restricted Stock Units awarded to any Participant shall be subject to forfeiture during the Restriction Period to the extent and subject to such terms and conditions provided in the applicable Award Agreement and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company.

(iii)The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that such action is appropriate or desirable, whether by reason of changes in Applicable Laws or other changes in circumstances arising after the date which the Restricted Stock or Restricted Stock Units are granted.

(d)Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 6.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate (or such other evidence of transfer, including book entry) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.

(ii)Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit (“Vested Unit”); provided, however, that, if otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units with respect to each Vested Unit.

6.3Performance Share Awards.

(a)Grant of Performance Share Awards. The grant of a Restricted Award that is conditioned, whether in whole or in part, on satisfaction of performance conditions (other than solely based on continuing service) shall be a “Performance Share Award” for purposes of the Plan. Each Performance Share Award granted under the Plan shall be subject to the conditions set forth in this Section 6.3 and to such other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or Common Stock denominated units subject to a Performance Share Award granted to any Participant; (ii) the Restriction Period applicable to any Performance Share Award; (iii) the performance conditions and other conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions, and restrictions of the Award.

(b)Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the performance conditions established by the Committee are satisfied, as determined by the Committee.

(c)Granting of Shares of Common Stock. To the extent that any Performance Share Award is granted in the form of shares of Common Stock, such award shall also be treated as an award of Restricted Stock, and the relevant provisions of Section 6.2 shall apply to the issuance and holding of such shares during the Restriction Period.

7.Securities Law Compliance. No shares of Common Stock shall be purchased or sold pursuant to any Award Agreement unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

8.Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the Exercise Price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards and available for issuance under the Plan will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 8, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 8 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and, in the case of any Option or Stock Appreciation Right, ensure that any adjustments under this Section 8 will not constitute a modification of such Awards within the meaning of Section 409A. Any adjustments made under this Section 8 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder, and upon notice, such adjustment shall be conclusive and binding for all purposes.

9.Effect of Change in Control.

9.1Awards Not Assumed. Upon a Change in Control event, if not assumed by the successor entity, all outstanding Awards will immediately vest and the holders will receive, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event; provided that in the case of an Option or Stock Appreciation Right , the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or Stock Appreciation Right at the time of the event over the Exercise Price), and performance-based Awards (i.e., any Awards that become earned or vested based on satisfaction of performance conditions), shall be paid out on a pro rata basis determined as of the level of achievement of performance conditions determined as of the date of the Change in Control, irrespective of whether the applicable performance period has yet to be satisfied as of such date or Separation from Service occurs at such time or subsequently, which payments with respect to any Awards, if any, shall be made as of the payment date determined under the Change in Control Policy or, if later, the date required by Section 409A. In the case of any Option or Stock Appreciation Right with an Exercise Price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration, therefore.

9.2Vesting on Separation from Service. If a Change in Control event occurs and if a Participant’s Separation from Service occurs as a result of a Covered Termination, all Awards that are held by the Participant and that are outstanding as of the date of the Participant’s Covered Termination will become fully vested, including any restricted stock awards and restricted stock unit awards, and any Options and Stock Appreciation Rights held by the Participant will become fully exercisable; provided that any performance-based Awards (i.e., any Awards that become earned or vested based on satisfaction of performance conditions) shall be paid out on a pro rata basis determined as of the level of achievement of performance conditions determined as of the date of the Change in Control, irrespective of whether the applicable performance period has yet to be satisfied as of such date or Separation from Service occurs at such time or subsequently, which payments with respect to any Awards, if any, shall be made as of the payment date determined under the Change in Control Policy or, if later, the date required by Section 409A. The preceding provisions shall apply without regard to any contrary provisions in any Award Agreement.

10.Amendment and Termination. The Board may, at any time, amend or terminate the Plan. The Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant, adversely affect the rights of any Participant or Beneficiary under any Award granted under the Plan prior to the date such effective date of such amendment or termination; and provided further that, adjustments pursuant to Section 8 (relating to adjustments in connection with changes in Common Stock) shall not be subject to the preceding provisions. Notwithstanding the foregoing, no amendment of the Plan or any Award shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws or the rules of any stock exchange on which the Common Stock is listed and, at the time of any such amendment, the Board or the Committee, as applicable, shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Section 409A of the Code, the Plan and the Awards comply with the requirements of Section 409A of the Code and that the Board and the Committee, as applicable, shall have the authority (but not the obligation) to amend the Plan as it deems necessary to conform to Section 409A (without regard to the consent of any other person).

11.General Provisions.

11.1Stockholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of or to have any of the rights of a holder with respect to any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for the exercise of the Award pursuant to its terms. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 8 hereof.

11.2No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

11.3Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state, or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum marginal income tax rates, including federal, state and local, as applicable; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

11.4Transferability of Awards Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution and, in the case of an Option, shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Subject to the approval of the Committee or a duly authorized officer, an Optionholder may, by delivering written notice to the Company in a satisfactory form, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise a Non-qualified Stock Option. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Option may be transferred to any financial institution without prior shareholder approval.

11.5Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

11.6Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, a breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, or both.

11.7Clawback. Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

11.8Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

11.9Sub-plans. The Committee may, from time to time, establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax, or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

11.10Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board, nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

11.11Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, thirty (30) days shall be considered a reasonable period.

11.12No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

11.13Binding on Successor. The obligations of the Company under the Plan and any Awards shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

11.14Section 409A. The Plan and all Awards made under the Plan are intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan and each Award Agreement shall be interpreted and administered to comply therewith. Any payments described in the Plan or any Award Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six (6)-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the preceding, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A, and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty. Without limiting the generality of the preceding, none of the Company nor any of its Affiliates, nor their respective directors, officers, employees, or advisers will be liable to any Participant (or any other individual claiming a benefit through Participant) for any tax, interest, or penalties Participant may owe as a result of participation in the Plan. The Company and its Affiliates will have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Section 409A.

11.15Section 16. It is the intent of the Company that the Plan satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 11.15, such provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.

11.16Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

11.17Expenses. The Company shall pay the costs of administering the Plan.

11.18Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

11.19Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

11.20Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made selectively among persons who are eligible to receive or actually receive Awards. Without limiting the generality of the previous, the Committee shall be entitled to make non-uniform and selective determinations, amendments, and adjustments and to enter into non-uniform and selective Award Agreements.

12.History; Effective Date of Plan. The Plan shall become effective as of the Effective Date. The Plan was first adopted by the Board on December 1, 2016, and approved by shareholders on December 8, 2016; first amended by the Board on October 22, 2020, and approved by shareholders on December 9, 2020. The Plan, as amended and restated as set forth herein, was adopted by the Board on October 18, 2024. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards granted under it are outstanding and not fully vested or paid, as applicable; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the Effective Date. Any Awards granted under the Plan prior to the Effective Date shall continue to be subject to the terms and conditions of the Plan as in effect immediately prior to the Effective Date. If the Effective Date does not occur, Awards may continue to be made under the Plan as in effect prior to the Effective Date.

13.Choice of Law. The law of the State of Nevada shall govern all questions concerning the construction, validity, and interpretation of this Plan without regard to such state’s conflict of law rules.

EVOLUTION PETROLEUM CORPORATION Signature________________________________ Signature, if held jointly___________________________________ Date__________, 2024. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. Please mark your votes like this X CONTROL NUMBER PROXY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, AND 4 AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. CONTROL NUMBER  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. 1. Election of Directors (1) Myra C. Bierria (2) Edward J. DiPaolo (3) William E. Dozier (4) Marjorie A. Hargrave (5) Robert S. Herlin (6) Kelly W. Loyd FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 4. Approval, in a non-binding advisory vote, of the compensation of the Company’s named executive officers. FOR AGAINST ABSTAIN 3. Approval of an Amended and Restated 2016 Equity Incentive Plan. FOR AGAINST ABSTAIN Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Votes submitted electronically by Mobile or over the Internet must be received by 11:59 p.m., Eastern Time, on December 4, 2024. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. 24 Hours a Day, 7 Days a Week or by Mail Vote by Mobile or Internet  QUICK  EASY  IMMEDIATE INTERNET VOTING www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. 2. Ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for fiscal year ending June 30, 2025. FOR AGAINST ABSTAIN

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  EVOLUTION PETROLEUM CORPORATION PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held December 5, 2024 The Proxy Statement and our 2024 Annual Report to Stockholders are available at https://ir.evolutionpetroleum.com/financial-information/proxy-materials The undersigned appoints Kelly Loyd and Ryan Stash, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Evolution Petroleum Corporation, held of record by the undersigned at the close of business on October 15, 2024, at the annual meeting of stockholders to be held at the Company’s offices at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079 on Thursday, December 5, 2024, at 10:00 a.m. (local time), or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2, 3 AND 4 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side)